                                                                     EXHIBIT 2.1

                          PURCHASE AND SALE AGREEMENT


                                by and between


                             SCHERING CORPORATION

                                              ("Seller")

                                      and


                             WJ ACQUISITION CORP.

                                              ("Buyer")

                            Dated as of May 5, 1995

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE 1  PURCHASE AND SALE OF ASSETS........................................  2
    1.1    Certain Definitions................................................  2
    1.2    Transfer of Assets.................................................  3
    1.3    Excluded Assets and Excluded Liabilities...........................  7
    1.4    Consideration and Payment..........................................  9
    1.5    Allocation of Purchase Price....................................... 10
    1.6    Post-Closing Audit................................................. 11
    1.7    Resolution of Audit Disputes....................................... 12
    1.8    Access to Books and Records........................................ 12
    1.9    Audit and Other Expenses........................................... 13
    1.10   Audit Adjustment................................................... 13

ARTICLE 2  LIABILITIES AND INDEMNITY.......................................... 15
    2.1    Indemnity Liabilities of Seller and Indemnification by Seller...... 15
    2.2    Indemnity Liabilities of Buyer and Indemnification by Buyer........ 17
    2.3    Indemnification Procedure.......................................... 18
    2.4    Subrogation........................................................ 20
    2.5    Exclusive Remedy................................................... 20

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER........................... 20
    3.1    Organization; Corporate Power...................................... 20
    3.2    Due Authorization.................................................. 20
    3.3    Non-Contravention; Material Consents............................... 21
    3.4    Financial Data..................................................... 22
    3.5    [Intentionally omitted]............................................ 23
    3.6    Undisclosed Liabilities............................................ 23
    3.7    Real Property...................................................... 23
    3.8    Tangible Personal Property; Title to Assets........................ 25
    3.9    Subsidiaries....................................................... 25
    3.10   Raw Materials and Services; Absence of Interests
           in Suppliers or Distributors....................................... 27
    3.11   Compliance with Laws............................................... 27
    3.12   Permits and Licenses............................................... 28
    3.13   Litigation, Claims and Proceedings................................. 28
    3.14   Intellectual Property.............................................. 29
    3.15   Contracts.......................................................... 30
    3.16   Absence of Material Adverse Change................................. 31
    3.17   Conduct of Business................................................ 31
    3.18   [Intentionally omitted]............................................ 32

    3.19   Broker's and Finder's Fees......................................... 32
    3.20   FDA and Related Matters............................................ 33
    3.21   Labor Relations and Employees...................................... 33
    3.22   Employee Benefit Plans; Severance Policies......................... 33
    3.23   Taxes.............................................................. 34
    3.24   Insurance.......................................................... 34
    3.25   Accuracy of Statements............................................. 35

ARTICLE 4  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER................. 35
    4.1    Organization, Corporate Power, Prior Activities.................... 35
    4.2    Due Authorization; No Breach; Material Consents.................... 35
    4.3    Broker's and Finder's Fees......................................... 37
    4.4    Hart-Scott-Rodino; International Filings........................... 37

ARTICLE 5  COVENANTS AND AGREEMENTS........................................... 37
    5.1    Conduct of Business................................................ 38
    5.2    Access to Properties and Records................................... 39
    5.3    Required Consents and Filings; Further Assurances.................. 41
    5.4    Employment Offers; Benefits........................................ 42
    5.5    Bulk Sales Law..................................................... 47
    5.6    Title Insurance and Surveys........................................ 47
    5.8    Restrictions on Transfer of Assets................................. 51
    5.9    Insurance.......................................................... 53
    5.10   Return Preparation; Tax Payments................................... 54
    5.11   Examinations....................................................... 55
    5.12   Financing.......................................................... 56
    5.13   Schedule Supplements............................................... 57
    5.14   Collection of Receivables.......................................... 57
    5.15   Transitional Assistance............................................ 57
    5.16   Resale Certificate................................................. 58
    5.17   Guaranties......................................................... 58
    5.18   Intercompany Accounts.............................................. 59
    5.19   Employee Matters................................................... 59

ARTICLE 6  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.............. 59

ARTICLE 7  SELLER'S CONDITIONS OF CLOSING..................................... 61

ARTICLE 8  BUYER'S CONDITIONS OF CLOSING...................................... 62

ARTICLE 9  TERMINATION........................................................ 64

ARTICLE 11 UNAUTHORIZED TRADE................................................. 65
    11.1   Restrictions Against Unauthorized Trade............................ 65
    11.2   Use of Names, Intellectual Property, etc........................... 66

ARTICLE 12 PUBLICITY; CONFIDENTIALITY......................................... 67
    12.1   Publicity.......................................................... 67
    12.2   Confidentiality.................................................... 67

ARTICLE 13 NOTICES............................................................ 68

ARTICLE 14 EXPENSES OF THE PARTIES............................................ 69

ARTICLE 15 MISCELLANEOUS...................................................... 70
    15.1   Binding Effect; Assignment......................................... 70
    15.2   Exhibits and Schedules............................................. 71
    15.3   Counterparts....................................................... 72
    15.4   Article Headings; Monetary Thresholds.............................. 72
    15.5   Waiver............................................................. 72
    15.6   Governing Law and Forum............................................ 73
    15.7   Amendment and Modification......................................... 74
    15.8   Entire Agreement................................................... 74

                               LIST OF SCHEDULES


1.2(a)(ii)...............................................Permitted Encumbrances

1.2(a)(ix) Part I.................................................Registrations

1.2(a)(ix) Part II.....................................................Products

1.5................................................Allocation of Purchase Price

3.3(a)................................................Conflicts, Defaults, etc.

3.3(b)............................................Authorizations, Permits, etc.

3.4..............................Unaudited Special Purpose Financial Statements

3.6.....................................................Undisclosed Liabilities

3.7(d).......................................................Structural Matters

3.8(b)....................................................................Liens

3.9(a)....................................................Non-U.S. Subsidiaries

3.9(c)..................Right to Acquire Capital Stock of Non-U.S. Subsidiaries

3.12............................................Additional Permits and Licenses

3.13.........................................Litigation, Claims and Proceedings

3.14(a)...............................................Patents, Trademarks, etc.

3.14(b).................................................Notices of Infringement

3.15 Part I......................................................Contracts List

3.15 Part II.....................................................Defaults, etc.

3.16...................................................Material Adverse Changes

3.17....................................................Conduct of the Business

3.20.......................................................Regulatory Approvals

3.22..............................................................Benefit Plans

4.2(b)....................................Authorizations, Permits, etc. (Buyer)

4.3.................................................Brokers and Finders (Buyer)

5.1.........................................................Conduct of Business

5.4...........................................................Severance Program

5.4(c)(1).......................Actuarial, Economic and Demographic Assumptions

5.15......................................................Transitional Services

          PURCHASE AND SALE AGREEMENT, dated as of May 5, 1995, by and between SCHERING CORPORATION, a New Jersey corporation ("Seller"), and WJ ACQUISITION CORP., a Delaware corporation ("Buyer").

                                R E C I T A L S
                                ---------------

          1. Seller, through its Wesley-Jessen division ("W-J"), is engaged in the research, development, manufacture, marketing and sale of conventional and disposable soft contact lenses in the United States and certain other countries (the "Business").

          2. Seller and its affiliates own or hold certain assets, including fixed assets, capital stock of certain direct subsidiaries, real property, leasehold interests, machinery, equipment, accounts receivable, inventory, patents, technology, trademarks, contracts, Food and Drug Administration ("FDA") and foreign registrations and approvals, customer lists and other intangible property principally employed in, or required for the ongoing conduct of, the Business by W-J.

          3. Seller desires to sell, or cause to be sold, to Buyer, and Buyer desires to purchase, or cause to be purchased, from Seller, all of Seller's and its affiliates, rights, titles and interests in and to the Assets (as defined in Article 1.2(c) hereof), subject to the assumption by Buyer of all of the Liabilities (as defined in Article 1.4(b) hereof).

          4. In association with and anticipation of the transactions contemplated above, Seller and its affiliates may effect certain intercompany transfers, including the dividend of certain Assets and Liabilities.

          In consideration of the mutual promises set forth herein, and subject to the terms and conditions hereof, Seller and Buyer agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

      1.1 Certain Definitions. As noted below, the following terms have the respective meanings set forth in the following Articles of this Agreement:

Term                                                                  Article
----                                                                  -------

Action Levels...................................................    5.7(a)(ii)
Assets..........................................................        1.2(c)
Business........................................................      Recitals
Benefit Plans...................................................          3.22
Business Day....................................................        1.4(a)
Buyer...........................................................  Introduction
Claim...........................................................        2.3(b)
Closing.........................................................            10
Closing Date....................................................            10
Code............................................................     S.4(b)(1)
Employee........................................................        5.5(a)
Excluded Assets.................................................        1.3(a)
Excluded Liabilities............................................        1.3(b)
FDA.............................................................      Recitals
Financing.......................................................          5.12
Hazardous Substances............................................        3.7(f)
Indemnification Deadline........................................          6(b)
Indemnity Claim of Buyer........................................           2.1
Indemnity Claim of Seller.......................................           2.2
Indemnified Party...............................................        2.3(a)
Insured Claims..................................................        5.9(a)
Insured Liabilities.............................................        5.9(b)
Intellectual Property...........................................       3.14(a)
Items...........................................................       15.2(a)
Leased Facility.................................................   1.2(a)(iii)
Liabilities.....................................................        1.4(b)
Liens...........................................................        3.8(b)
Losses..........................................................           2.1
Monetary Defects................................................        5.6(a)
Non-Monetary Defects............................................        5.6(a)
Non-U.S. Subsidiaries...........................................        1.2(b)
Non-U.S. Subsidiaries Shares....................................        1.2(b)
Owned Facilities................................................    1.2(a)(ii)

Term                                                                  Article
----                                                                  -------
Permitted Encumbrances..........................................    1.2(a)(ii)
Products........................................................    1.2(a)(ix)
Purchase Price..................................................        1.4(a)
Redemption Notice...............................................    5.7(a)(ii)
Redemption Response Notice......................................    5.7(a)(iv)
Retained Facility...............................................    1.3(a)(ii)
Schering-Plough.................................................   1.3(a)(iii)
Subsidiary Agreements...........................................        1.2(b)
Seller..........................................................  Introduction
Seller's Policies...............................................        5.9(a)
Taxes...........................................................       3.22(b)
Title Commitments...............................................        5.6(a)
Title Company...................................................        5.6(a)
Transfer Taxes..................................................            14
Transition Services Agreement...................................          7(i)
Unaudited Special Purpose Financial Statements..................           3.4
Unaudited Special Purpose Closing Date Balance Sheet............        1.6(a)
Unpermitted Encumbrances........................................        5.6(a)
Value...........................................................        5.8(b)
W-J.............................................................      Recitals
Wesley-Jessen...................................................       3.14(c)
Wesley-Jessen (France)..........................................        1.2(b)


      1.2  Transfer of Assets.  Upon the terms and subject to the conditions of
           ------------------
this Agreement, and except as otherwise set forth in Article 1.3 hereof, Seller hereby agrees to sell or cause to be sold to Buyer and Buyer hereby agrees to purchase at the Closing, subject to the assumption by Buyer of all of the
Liabilities:

           (a) all of Seller's or its affiliates', as the case may be, rights, titles and interests in and to the following, to the extent that same are principally employed in, or required for the ongoing conduct of, the Business as it is being conducted by W-J as of the date hereof with such changes, de letions, additions or replacements hereto as may occur from the date hereof until the Closing (as defined in Article 10 hereof) as permitted by this
Agreement:

           (i) all patents and registered designs (issued and pending), trademarks (registered, pending and used), service marks (registered, pending and used), copyrights, patent, trademark and design applications and registrations, customer lists, know-how and U.S. and foreign patent and trademark rights of the Business and all other intellectual property principally employed in, or required for the ongoing conduct of, the Business as it is being conducted by W-J as of the date hereof other than
      (x) that intellectual property covered by Article 1.3(a)(vii) hereof, (y) licenses granted with respect to any commercially available software the transfer of which is prohibited pursuant to the terms thereof or (z) as otherwise provided in this Agreement;

           (ii)  fee title, subject to the permitted encumbrances set forth on
      Schedule 1.2(a)(ii)(the "Permitted Encumbrances"), to the following real
      -------------------
      property: 2000 Clearwater Drive, Des Plaines, IL 60018 and P.O. Box 1980, Rt. 173 Km. 1.1, Eljiboro Industrial Park, Cidra, PR 00739 (the "Owned Facilities");

           (iii) the leasehold interest in the following facility (the "Leased Facility"): 2640 West Bradley Place, Chicago, IL 60618, to the extent that same can be assigned to Buyer;

           (iv) all of the goodwill of Seller and Seller's W-J division, and of Wesley-Jessen, as the case may be, in connection with the Business, together with the exclusive right of Buyer to represent itself as carrying on the Business in succession to W-J;

           (v)   all accounts receivable with respect to the Business;

           (vi) all of the fixed assets including plant, machinery and equipment used in the Business and located at the Owned Facilities, the Leased Facility and at the Retained Facility

      (as defined in Article 1.3(a)(ii) hereof) (other than ownership or leasehold interests in the Retained Facility itself);

           (vii) all of the finished goods inventory and work in progress and raw materials inventory of the Business as of the Closing;

           (viii) all contracts, books and records that are principally employed in, or required for the ongoing conduct of, the Business as it is being conducted by W-J as of the date hereof;

           (ix) all existing and owned FDA Premarket Approval Applications and Supplements and related documentation ("PMAs"), Investigational Device Exemptions ("IDEs"), 510Ks and corresponding non-U.S. equivalents as set forth on Part I of Schedule 1.2(a)(ix) relating in each case to the
                         -------------------
      contact lens products manufactured by W-J as of the date hereof as set forth on Part II of Schedule 1.2(a)(ix) (the "Products");
                          -------------------

           (x) copies of and a non-exclusive right to use those items set forth in Article 1.3(a)(vii) employed in, or required for the ongoing conduct of, the Business as it is being conducted by W-J as of the date hereof;

           (xi) all claims and rights against third parties arising prior to the Closing Date associated with or related to the Assets or Liabilities, including without limitation the patent infringement claims set forth on
      Schedule 3.14(b) (item 4); and
      ----------------

           (xii) all other assets, material or equipment of whatsoever kind and nature other than the Excluded Assets (as defined in Article 1. 3 (a) owned by Seller and its affiliates, as the case may be, and that are principally employed in, or required for the ongoing conduct of, the Business as it is being conducted by W-J as of the date hereof.

           (b) Seller and Buyer shall pursuant to, and in accordance with, the terms of this Agreement enter into, or cause their respective affiliates to enter into, as soon as reasonably practicable following the date hereof separate agreements (the "Subsidiary Agreements") for the purchase and sale of (i) all of the assets and liabilities of Wesley-Jessen, a corporation organized under the laws of France ("Wesley-Jessen (France)"), to the extent that same are principally employed in, or required for the ongoing conduct of, the Business as it is being conducted by W-J as of the date hereof and excluding investments in affiliates thereof and cash and cash equivalents held thereby, and (ii) all of the issued and outstanding shares of whatever class or value (the "Non-U.S. Subsidiaries Shares") in the capital of, Wesley-Jessen (Japan) K.K., a corpora-tion organized under the laws of Japan, Wesley-Jessen Limited, a corporation organized under the laws of England, Wesley-Jessen S.A., a corporation organized under the laws of Spain, Wesley-Jessen S.p.A., a corporation organized under the laws of Italy and Wesley-Jessen (Canada) Inc., a corporation organized under the laws of Canada (the "Non-U.S. Subsidiaries").

           The Subsidiary Agreements shall be in substantially the forms attached hereto as Exhibits A-1 and A-2, with such modifications as are necessary and appropriate as a result of (i) differences in the individual Non-U.S. Subsidiary and (ii) differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement.

           (c)   All assets and rights to be transferred pursuant to this
Article 1.2 (excluding the Excluded Assets as defined in Article 1.3 hereof) shall hereinafter be referred to collectively as the "Assets".

      1.3  Excluded Assets and Excluded Liabilities.
           ----------------------------------------

           (a) For the avoidance of doubt in connection with the purchase of the Business and the Assets, the following assets, rights, properties or interests are excluded from the Business and the Assets transferred hereby (collectively, the "Excluded Assets"):

           (i)   all cash or cash equivalents;

           (ii) the real property and leasehold interests located at 400 West Superior Street, Chicago, Illinois (the "Retained Facility');

           (iii) any intercompany receivables of the Business with Schering-Plough Corporation, a New Jersey corporation and parent corporation of Seller ("Schering-Plough"), Seller and/or any of their respective affiliates existing on the Closing Date;

           (iv) any capital stock of W-J Manufacturing Corporation, a Delaware corporation;

           (v) all claims and rights against third parties, including insurance claims, arising prior to the Closing Date associated with or related to the Excluded Assets or Excluded Liabilities;

           (vi) all claims for refunds of taxes and other governmental charges relating to the Business for periods ending prior to the Closing Date and not shown on the Unaudited Special Purpose Financial Statements (as defined in Article 3.4);

           (vii) all finance, office policy and procedure manuals and all internally generated (i.e., by Seller and/or any associated or affiliated company) computer software and computer data which are used by Schering-Plough, and/or any affiliate of Schering-Plough, in the ordinary course of business, in each case as existing on the date hereof, with such changes, deletions, addition or replacements thereto as may occur from the date hereof until the Closing as are permitted by the terms of this Agreement;

           (viii) any asset, right, property or interest, including without limitation any right to receive royalty or mile-stone payments, of Seller or any of its affiliates principally associated with the solutions business heretofore conducted by Seller and its affiliates; and

           (ix) any other asset, right, property or interest of Seller or any of its affiliates which are not principally employed in, or required for the ongoing conduct of, the Business as it is being conducted by W-J as of the date hereof.

           (b) The following liabilities are excluded from the transactions contemplated hereunder (the "Excluded Liabilities"):

           (i) any liability or obligation for income, franchise or other taxes (except for property, sales and use tax obligations which have been accrued on W-J's books and records prior to the Closing Date) attributable to periods ending on or before the Closing Date;

           (ii) any obligation or liability relating to any employee benefit plan maintained by Seller or Schering-Plough or any of their affiliates, to the extent that any such obligation or liability is not assumed by Buyer hereunder;

           (iii) any intercompany obligation or liability of the Business with Schering-Plough, Seller and/or any of their respective affiliates existing on the Closing Date;

           (iv) any liability or obligation relating to letters of comfort, agreements or arrangements heretofore issued or entered into specifically in contemplation of the transactions contemplated hereby and by the Subsidiary Agreements to or with Charles Stroupe, Randall Bawin, Michael Bante, Andrew Browning or any other employee of the

      Business in connection with their employment by Seller or its affiliates, as the case may be; and

           (v) any obligation or liability for borrowed money other than as reflected in the Unaudited Special Purpose Closing Date Balance Sheet.

      1.4  Consideration and Payment.
           -------------------------

           (a) As consideration for the Assets, Buyer shall at the Closing pay, in cash, $47.5 million (the "Purchase Price"), by wire transfer of immediately available Federal Reserve funds to the account(s) of Seller, which account(s) shall be identified by Seller not later than two (2) Business Days prior to the Closing. For purposes of this Agreement "Business Day" shall mean a day when banks are open for business in New York City (other than a Saturday or Sunday).

           (b) As further consideration for the Business and the Assets, on and as of the Closing Date, Buyer will assume the following debts, liabilities and executory obligations of Seller and Wesley-Jessen, as the case may be, in respect of the Business (the "Liabilities"), and assume, indemnify and hold harmless, Seller, Schering-Plough, each of their affiliates, and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns, from and against any and all Losses (as defined in Article 2.1 hereof) in respect of the following:

           (i) executory obligations and accrued liabilities arising from and after the Closing under the contracts, agreements, arrangements, commitments, real property leases and personal property leases acquired by or assigned to Buyer hereunder which are part of the Assets;

            (ii) debts, expenses, obligations and liabilities incurred and/or accrued by Seller or W-J or Wesley-Jessen, as the case may be, with respect to the Business and/or any of the Assets in the ordinary course of business since December 31, 1994;

            (iii) debts, expenses, obligations and liabilities reflected in the Unaudited Special Purpose Financial Statements;

            (iv)  all trade accounts payable arising on or before the Closing
      Date;

            (v) costs associated with the response to, or the remediation of, the presence of any Hazardous Substances (as defined in Article 3.7(f) hereof) in, on or under the Owned Facilities or Leased Facility where the performance of such response or remediation is not the express obligation of Seller pursuant to Article 5.7 hereof; and

            (vi) all other debts, expenses, obligations and liabilities arising out of or relating to the Business and/or any of the Assets other than the Excluded Liabilities.

            (c) In addition to the Purchase Price, Buyer shall pay within five Business Days following the Closing Date, in cash in United States dollars, an amount equal to the cash balances (including all cash equivalents) held by the Non-U.S. Subsidiaries (other than Wesley-Jessen (France)) as of the close of business on the Business Day immediately preceding the Closing Date up to, but not in excess of, US $400,000, by wire transfer of immediately available Federal Reserve funds to the account(s) of Seller, as specified thereby in accordance with Article 1.4(a).

      1.5   Allocation of Purchase Price.  The Purchase Price shall be allocated
            ----------------------------
to the Assets in accordance with Schedule 1.5 hereto and Seller and Buyer shall
                                 ------------
(i) reflect such specified Assets purchased and sold hereunder for tax reporting purposes in accordance with Schedule 1.5, (ii) file all tax returns and tax
                            ------------
reports in accordance with and based upon such allocation and (iii) take no position in any tax return, tax proceeding or tax audit which is inconsistent with such allocation. Buyer agrees that it shall not file an election under
Section 338 of the U.S. Internal Revenue Code of 1986, as amended, or any successor statute thereto with respect to the purchase and sale of Non-U.S. Subsidiaries Shares.

      1.6   Post-Closing Audit.
            ------------------

            (a) As soon as practicable following the Closing Date, but in no event later than 30 days thereafter, Seller shall prepare and deliver to Buyer an unaudited special purpose closing date balance sheet of W-J, as at the Closing Date (the "Unaudited Special Purpose Closing Date Balance Sheet"), which shall reflect all known current liabilities as at the Closing Date.

            (b) As soon as practicable following that date which is 180 calendar days after the Closing Date (the "Audit Date"), but in no event later than 30 days after the Audit Date, Buyer shall cause Price Waterhouse L.L.P. ("PW") to prepare and deliver to Seller a special purpose statement of the Determination Date Working Capital of W-J, including the basis of presentation note thereto (the "Special Purpose Statement of Working Capital"), the definitive form of which, upon signing by PW or the resolution of any arbitration discussed below, shall be audited and referred to as the "Determination Date Statement of Working Capital", together with PW's proposed audit report thereon. The Determination Date Statement of Working Capital shall present fairly in all material respects the Determination Date Working Capital (as defined below) of W-J, utilizing the same underlying assumptions as and in substantially the same format as the unaudited special purpose balance sheet constituting part of the Unaudited Special Purpose Financial Statements, including the note thereto, as set forth on Schedule 3.4.
                                            ------------

      1.7   Resolution of Audit Disputes.  Seller and its accountant ("Seller's
            ----------------------------
Accountant") shall have 30 days after Seller's receipt thereof to review the Special Purpose Statement of Working Capital and the proposed related audit report prepared by PW and to notify Buyer in writing of any disputes Seller may have relating to the Special Purpose Statement of Working Capital. Seller's written notice to Buyer of any dispute shall specify in detail all points of disagreement and demand that a review of such dispute (a "Review") be conducted. Seller and Buyer shall promptly cause Seller's Accountant and PW to consult with respect to such points of disagreement in an effort to resolve all disputes. If Seller's Accountant and PW are unable to resolve such disputes within 30 days of Buyer's receipt of written notice of a Review, Seller's Accountant and PW shall jointly select a firm of independent public accountants which has not performed any services since January 1, 1994 for Buyer or Seller to act as arbitrator (the "Arbitrator"). The Arbitrator shall decide all remaining points of disagreement with respect to the Special Purpose Statement of Working Capital. All decisions of the Arbitrator shall be final, conclusive and legally binding on all parties hereto with respect to the Special Purpose Statement of Working Capital.

      1.8   Access to Books and Records.
            ---------------------------

            (a) Seller shall afford Buyer and PW and Buyer shall afford Seller and Seller's Accountant such access to the books and records of W-J following the Closing as is reasonably necessary for the preparation of the Unaudited Special Purpose Closing Date Balance Sheet, the Special Purpose Statement of Working Capital and the documents related to each of the foregoing.

            (b) Buyer and Seller agree to use all reasonable efforts to cooperate fully with PW and Seller's Accountant to effect the final determinations and audit of the amount of Determination Date Working Capital. Buyer and PW shall have the right to observe the taking of the inventory in connection with the preparation of the Unaudited Special Purpose Closing Date Balance Sheet and to examine the work papers and schedules and other documents prepared by Seller and Seller's Accountant in connection therewith. Seller and Seller's Accountant shall have the right to examine the work papers and schedules and other documents prepared by Buyer and PW in connection with the preparation of the Special Purpose Statement of Working Capital.

      1.9   Audit and Other Expenses.  The fees and expenses of PW and Seller's
            ------------------------
Accountant shall be paid by Buyer and Seller, respectively. The fees and expenses of the Arbitrator (if any) incurred in connection with the final determination of the amount of Determination Date Working Capital shall be paid equally by Buyer, on the one hand, and Seller on the other.

      1.10  Audit Adjustment.
            ----------------

            (a) Following the completion of the post-closing audit provided for in Article 1.6, if Determination Date Working Capital as reflected on the Determination Date Statement of Working Capital shall be less than U.S. $18.5 million, then Seller shall pay to Buyer on the Audit Payment Date (as defined below), by wire transfer in immediately available Federal Reserve funds to an account identified by Buyer not later than two (2) Business Days prior to the Audit Payment Date, an amount in cash equal to the amount by which Determination Date Working Capital shall be less than U.S. $18.5 million, plus interest on such amount accruing from the Closing Date to the Audit Payment Date (based on a year of 365 days) at a rate equal to the weighted average of the rates payable by Buyer and its subsidiaries, as the case may be, under the Financing.

            (b) "Determination Date Working Capital" of W-J shall mean (x) 85% of cash actually collected from customers during the period from, but not including, the Closing Date to, and including, the Audit Date that relates to product shipments that occurred on or prior to the Closing

Date, including all post-Closing "even exchanges" for products so shipped other than for domestic molded lens products shipped on or prior to the Closing Date and manufactured prior to Revision -3 (with respect to each customer, in the absence of a bona fide dispute in respect of a receivable, cash being allocated first to the earliest dated invoice), plus (y) 50% of total inventories, saleable or otherwise usable (e.g., samples) and in each case free of manufacturing defects, as reflected on the Unaudited Special Purpose Closing Date Balance Sheet, the quantity of which shall be determined by 100% physical count as of the Closing Date and the value of which shall be determined based on W-J's 1995 standard costs but, with respect to the conventional lens finished goods inventory, the valuation will be reduced by the amount shown on Report - MPS 310R, Master Production Scheduling System Excess Inventory Valuation Report dated as of the Closing Date and further reduced by any excess inventory reports prepared by the Non-U.S. Subsidiaries but in no event shall the conventional lens finished goods inventory exceed the value arrived at under generally accepted accounting principles and, with respect to the molded lens finished goods inventory, that valuation will be limited to the Revision 3 inventory plus the Revision 2(b) inventory to the extent sold after the Closing and on or prior to the Audit Date at a value of $1.08 per lens, minus (z) 100% of current liabilities of W-J as of the Closing Date as reflected on the Unaudited Special Purpose Closing Date Balance Sheet (all obligations and liabilities for borrowed money shall be deemed to be current liabilities for purposes of this clause
(z)).

            (c) "Audit Payment Date" shall mean the date which is five Business Days after (i) 30 days after Seller receives the Special Purpose Statement of Working Capital together with PW's proposed report thereon, if Buyer shall not have received written notice from Seller within such 30-day period demanding a Review, (ii) the date on which Seller's Accountant and PW shall resolve all disputes with respect to the amount of Determination Date Working Capital or
(iii) the date on which the Arbitrator shall resolve all points of disagreement with respect to the amount of Determination Date Working Capital, as the case may be and as contemplated by Article 1.7.

            (d) If there is a payment under Article 1.10(a), such payment shall be allocated first to reduce the Purchase Price theretofore allocated to accounts receivable to an amount not less than the amount of accounts receivable collected during the period from, but not including, the Closing Date to, and including, the Audit Date, with any additional Purchase Price reduction to be applied pro rata against all other Assets, in each case without reference to the allocations provided f or in Article 1. S. Seller and Buyer shall (i) ref lect the allocation (if any) provided for in the preceding sentence for tax reporting purposes, (ii) file all tax returns and tax reports in accordance with and based upon s such allocation and (iii) take no position in any tax return, tax proceeding or tax audit which is inconsistent with such allocation.


                                   ARTICLE 2

                           LIABILITIES AND INDEMNITY
                           -------------------------

      2.1   Indemnity Liabilities of Seller and Indemnification by Seller.
            -------------------------------------------------------------
Subject to Article 6 hereof and unless otherwise specifically provided for in this Agreement or in writing by the parties, effective as of the Closing Seller shall indemnify and hold harmless, Buyer and each and every affiliate of Buyer and its and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses, litigations, proceedings, damages or judgments (net of tax benefits, as and when realized) (collectively, "Losses") incurred by Buyer, any affiliate of Buyer and its and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns (i) relating to or arising from a breach of any of Seller's representations, warranties or covenants contained in this Agreement or any Subsidiary Agreement,
(ii) of any kind and nature whatsoever (excluding Liabilities) related to or arising from (A) the Assets, or (B) the Business, regardless of by whom or when they are asserted, which arose or arise on or after or are pending at Closing, to the extent that the facts on which they are based arose before the Closing, whether or not they are known or unknown, fixed or contingent, secured or unsecured, or asserted or unasserted (less any recovery from insurance, as and when realized, other than self-insurance) or (iii) of any kind and nature whatsoever related to or arising from (A) the Excluded Assets or (B) the Excluded Liabilities, regardless of by whom or when they are asserted and regardless of when the facts on which they are based arose, whether or not they are known or unknown, fixed or contingent, secured or unsecured, or asserted or unasserted (less any recovery from insurance, as and when realized, other than self-insurance) (each, an "Indemnity Claim of Buyer"); provided, however, Buyer shall not be entitled to any indemnification for an Indemnity Claim of Buyer which (i) is expressly assumed by Buyer pursuant to and in accordance with
Article 1.4(b) of this Agreement, or (ii) is covered by the indemnity provisions of Article 2.2 or (iii) is related to or arises from a breach of any of Seller's representations, warranties or covenants contained in this Agreement or any Subsidiary Agreement which is asserted after the Indemnification Deadline (as defined in Article 6(b) hereof). Notwithstanding any provision to the contrary in this Agreement, Buyer shall not be entitled to any indemnification under this
Article 2.1 for any Indemnity Claim of Buyer related to or arising from a breach of any of Seller's representations or warranties contained in this Agreement (other than Seller's representations and warranties contained in Articles 3.8(b), 3.9(a), 3.9(c) and 3.19 and in the last sentence of Article 3.24) which is individually less than $50,000 and unless and until all such Indemnity Claims of Buyer in the aggregate shall be in excess of $500,000, in which case Buyer shall then be entitled to indemnification for the amount up to three percent (3%) of the Purchase Price that the aggregate of all such Indemnity Claims of Buyer which are individually in excess of $50,000 exceed $500,000.

      2.2   Indemnity Liabilities of Buyer and Indemnification by Buyer.
            -----------------------------------------------------------
Subject to Article 6 hereof and unless otherwise specifically provided for in this Agreement or in writing by the parties, effective as of the Closing Buyer shall indemnify and hold harmless, Seller, Schering-Plough and each and every affiliate of Seller and Schering-Plough and their respective affiliates and directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assignees from and against: any and all Losses incurred by Seller, Schering-Plough, and each and any affiliate of Seller and Schering-Plough and their respective directors, shareholders, officers, partners, employees, agents, consultants, representatives, successors, transferees and assigns (i) related to or arising from a breach of any of Buyer's representations, warranties or covenants con tained in this Agreement or any Subsidiary Agreement, (ii) of any kind and nature whatsoever related to or arising from (A) the Assets or (B) the Business, regardless of by whom or when they are asserted, which arose or arise on or after the Closing, if the facts on which they are based arose on or after the Closing, whether or not they are known or unknown, fixed or contingent, secured or unsecured, or asserted or unasserted (less any recovery from insurance, as and when realized, other than self-insurance) or (iii) of any kind and nature whatsoever related to or arising from any Liability regardless of by whom or when they are asserted and regardless of when the facts on which they are based arose, whether or not they are known or unknown, fixed or contingent, secured or unsecured, or asserted or unasserted (less any recovery from insurance, as and when realized, other than self-insurance) (each, an "Indemnity Claim of Seller"); provided, however, Seller shall not be entitled to any indemnification for an Indemnity Claim of Seller which (i) is covered by the indemnity provisions of Article 2.1, (ii) is expressly excluded by Seller pursuant to and in accordance with Article 1.3 of this Agreement or (iii) is related to or arises from a breach of any of Buyer's representations, warranties or covenants contained in this Agreement or any Subsidiary Agreement which is asserted after the Indemnification Deadline. Notwithstanding any provision to the contrary in this Agreement, Seller shall not be entitled to any indemnification under this Article 2.2 for any Indemnity Claim of Seller-related to or arising from a breach of Buyer's representations or warranties contained in this Agreement (other than Buyer's representations or warranties contained in Article 4.3) which is individually less than $50,000.

      2.3   Indemnification Procedure.
            -------------------------

            (a) The indemnity provided for in Article 2.1 and Article 2.2 shall be governed by the procedure set forth in this Article 2.3; provided, however, that if the party asserting indemnification (an "Indemnified Party") shall notify the party against whom indemnification is asserted hereunder of an Indemnity Claim of Buyer or an Indemnity Claim of Seller, as the case may be, and if such claim can be cured by the payment of money, the assumption of a liability or any other action (other than disclosure), then such party against whom indemnification is asserted shall, at its sole option, have 60 days from the receipt of notice, to cure or otherwise satisfy such claim, and upon so doing shall have no further liability to the Indemnified Party hereunder with respect to such claim. Failure to exercise such option shall not adversely affect the rights or obligations of the party against whom indemnification is asserted with respect to such claim.

            (b)   An indemnifying party's obligation under Article 2.1 or
Article 2.2 to indemnify any Indemnified Party is conditioned upon receipt from the Indemnified Party of written notice of the assertion or institution of a claim for which indemnification may be sought hereunder (a "Claim") promptly upon such Indemnified Party becoming aware of such Claim; provided that the failure to so notify an indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent such failure shall have prejudiced or harmed the indemnifying party. The party against whom indemnification is asserted shall have the absolute right, in its sole discretion and expense, to elect to defend, contest or otherwise protect against any such Claim with legal counsel of its own selection. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. In respect of any third party claim, the Indemnified Party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the party against whom indemnification is asserted (i) in its defense of any action for which indemnity is sought hereunder and (ii) in its prosecution of any related claim, cross-complaint, counterclaim or right of subrogation. In the event the party against whom indemnification is asserted fails timely to defend, contest -- or otherwise protect against any such third party suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims or otherwise protect against the same. The party against whom indemnification is asserted shall not be prohibited from settling any claim or action subject hereto, unless such settlement will result in an injunction against Seller or Buyer or any of their respective affiliates, in which case the party against whom indemnification is asserted shall not settle such claim or action unless the Indemnified Party shall consent thereto, which consent shall not be unreasonably withheld.

      2.4   Subrogation.  The party against whom indemnification is asserted
            -----------
shall have the right to elect to be subrogated to the claims or rights of the Indemnified Party as against any other persons with respect to any Loss by the party against whom indemnification is asserted under this Article 2.4.

      2.5   Exclusive Remedy.  After the Closing, the indemnification expressly
            ----------------
provided in this Agreement shall be the sole and exclusive remedy for any breach of representations and warranties or of any covenant or agreement in this Agreement or any of the Subsidiary Agreements by either party.


                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller hereby represents, warrants and covenants to Buyer as follows:

      3.1   Organization; Corporate Power.  Seller is a corporation duly
            -----------------------------
organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby.

      3.2   Due Authorization.  The execution and performance by Seller and its
            -----------------
affiliates, as the case may be, of this Agreement and the Subsidiary Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller's Board of Directors and no further corporate action of Seller, its shareholder or otherwise is required to be taken in order for Seller to execute, deliver and perform its obligations hereunder or for Seller to cause the execution, delivery and performance of its affiliates, obligations thereunder. Assuming the due execution by Buyer and its affiliates, as the case may be, this Agreement is and, when executed, each of the Subsidiary Agreements will be, a valid and binding obligation of Seller or an affiliate thereof, as the case may be, enforceable against Seller or such affiliate in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the Court before which any proceeding therefor may be brought.

     3.3  Non-Contravention; Material Consents.
          ------------------------------------

          (a)  Except (i) as set forth on Schedule 3.3(a) hereto and (ii) for
                                          ---------------
those violations or conflicts the failure of which to cure will not have a material adverse effect on the operations of the Business in the ordinary course on the date hereof or which will not materially or adversely affect the ability of Seller and its affiliates to perform fully all of its and their material obligations, covenants, agreements and commitments contemplated under this Agreement and the Subsidiary Agreements, none of the execution, delivery and performance of this Agreement, the execution, delivery and performance of the Subsidiary Agreements, the execution, delivery and performance of all other agreements and documents to be executed or delivered pursuant hereto or thereto and the consum mation of the transactions contemplated hereby or thereby, will:
(x) conflict with or result in any violation of or constitute a default under any provision of the Certificate of Incorporation, By-Laws or other organizational documents of Seller, any applicable affiliate thereof or any of the Non-U.S. Subsidiaries; or (y) violate any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any party to terminate any or all of the provisions of, or result in the creation or imposition of any Lien (as defined in Article 3.8(b) hereof) upon any of the Assets or require the consent or approval of any other party pursuant to any provision of any agreement or contract listed on
Schedule 3.15 hereto; or (z) violate, conflict with or require any consent under
-------------
any material law, order, rule, regula tion, judgment or decree to or by which Seller with regard to the Business is subject or bound which violation or conflict would impair the ability of Seller to perform in all material respects any of Seller's material obligations, covenants, agreements and commitments contemplated by this Agreement.

          (b)  Except as set forth on Schedule 3.3(b) hereto, no authorization,
                                      ---------------
permit, consent, waiver, order, reissuance or approval of, or filing with, any public body or authority or third party to any written contract, agreement, arrangement, commitment or personal property lease listed or described on Part I of Schedule 3.15 attached hereto is necessary for the consummation by Seller of
   -------------
the transactions contemplated by this Agreement or the Subsidiary Agreements or any agreements contemplated hereby or thereby, except for authorizations, permits, consents, waivers, orders, reissuances or approvals the failure of which to obtain would not (i) have a material adverse effect on the Business as operated during the twelve month period ended December 31, 1994, taken as a whole or (ii) prevent the consummation of the transactions contemplated by this Agreement.

     3.4  Financial Data.  Schedule 3.4 sets forth an unaudited special purpose
          --------------   ------------
balance sheet, an unaudited special purpose statement of cash flow and an unaudited special purpose statement of profit and loss for the Business as of and for the year ended December 31, 1994, including the basis of presentation note thereto (the "Unaudited Special Purpose Financial Statements"). The Unaudited

Special Purpose Financial Statements presents fairly the assets and liabilities of W-J and the profit and loss of W-J, for the year then ended on the basis stated in the basis of presentation note to the Unaudited Special Purpose Financial Statements.

     3.5  [Intentionally omitted]

     3.6  Undisclosed Liabilities.  Except as set forth on Schedule 3.6, there
          -----------------------                          ------------
are no liabilities, guarantees or obligations of Seller of a nature required to be included on a balance sheet (including the notes thereto) prepared in accordance with generally accepted accounting principles relating to the Business or the Assets which will be transferred -to or assumed by the Buyer at the Closing other than those liabilities, guarantees or obligations which (i) are reflected on the balance sheet forming part of the Unaudited Special Purpose Financial Statements, (ii) arose since December 31, 1994 in the ordinary course of business in a manner consistent with past business practices or (iii) are Liabilities.

     3.7  Real Property.
          -------------

          (a) Except for the Permitted Encumbrances, the Owned Facilities are owned by Seller free and clear of all Liens in fee simple absolute.

          (b) To the best knowledge of Seller, the existing use of each of the Owned Facilities and the Leased Facility is a lawful permitted use and, in the case of the Leased Facility, complies with all of the material terms of the lease or tenancy agreement under which the Leased Facility is held and is not a temporary use.

          (c) All rent charges for the Leased Property have been paid or accrued and no written notice of any material breach of any law, ordinance or regulation affecting any of the Owned Facilities or the Leased Facility has been received by Seller.

          (d)  Except as set forth on Schedule 3.7(d), to the best knowledge of
                                      ---------------
Seller, all of the buildings and structures on the Owned Facilities are structurally sound with no material defects, are in adequate operating condition and repair, normal wear and tear excepted, and are adequate for their current use. In relying on the warranty and representation contained in this paragraph, Buyer acknowledges that Seller has not sought or obtained professional advice from any surveyor, architect, engineer or other appropriately qualified adviser.

          (e) A true and correct copy of the lease and all amendments thereto relating to the Leased Facility have been delivered to Buyer. Except as set forth on Schedule 3.7(d), Seller has no knowledge that any of the buildings,
         ---------------
structures, improvements, fixtures and appurtenances is not in adequate operating condition and repair, normal wear and tear excepted.

          (f) To the best knowledge of Seller, Seller had not since January 1, 1992 released any "hazardous substances" (as such term is define under the Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C.
(S)(S) 9601, et sea.) ("Hazardous Substances") in, on or under the soil, subsurface or groundwater of the owned Facilities or the Leased Facility.

          (g) To the best knowledge of Seller, there are no underground storage tanks at the Owned Facilities or the Leased Facility.

          (h) Except for the representations made in the foregoing paragraphs of this Article 3.7, Seller makes no representation as to the condition of the Owned Facilities or the Leased Facility and, without limiting the generality of the foregoing, Seller specifically makes no representation as the presence of, or absence of, any Hazardous Substances in, on or under the Owned Facilities or Leased Facility. Seller makes no representation as the suitability of the owned Facilities or the

Leased Facility for any particular use other than the Business-as it is currently being operated by W-J on the date hereof.

     3.8  Tangible Personal Property; Title to Assets.
          -------------------------------------------

          (a) All tangible personal property included in the Assets and any replacements thereof and/or improvements thereto are in good operating condition and repair sufficient to enable Seller to operate the Assets in the ordinary course of business in a manner consistent with past use.

          (b) Upon consummation of the purchase and sale of all of the Assets including, if applicable, the Non-U.S. Subsidiaries Shares, Seller shall transfer, assign and deliver, or shall cause the transfer, assignment and delivery of, good and marketable title, or, to the extent otherwise provided in this Agreement, a valid and existing lease or license, to all of the Assets (except that with respect to the Owned Facilities no representation or warranty is made under this Article 3.8 as to whether title thereto is good or marketable) and, if applicable, the Non-U.S. Subsidiaries Shares in each case free and clear of any and all material liens, claims, security interests, mortgages or other encumbrances (collectively, "Liens"), except for Liens for taxes not yet due, liens disclosed on Schedule 3.8(b) hereof and Liens which in
                                      ---------------
the aggregate do not materially detract from the value of the Assets or materially impair their current use.

     3.9  Subsidiaries.
          ------------

          (a)  Schedule 3.9(a) sets forth, with respect to each of the Non-U.S.
               ---------------
Subsidiaries, its jurisdiction of incorporation or organization, and the number of shares of each class of its capital stock (or other equity interests in such entity) authorized, issued and outstanding. All of the issued and outstanding shares of capital stock of (or other equity interests in) each of the Non-U.S. Subsidiaries are owned by Seller or an affiliate thereof and have been duly authorized and validly issued, are, with respect to shares of capital stock (except for director's and nominee or qualifying shares) fully paid and nonassessable and at the closing of the transfer of any of such capital stock under this Agreement or any Subsidiary Agreement, will be free and clear of any Liens. Any director's, nominee or qualifying shares of capital stock of any Non-U.S. Subsidiary will, at any closing of the transfer of such capital stock to Buyer, be free and clear of any Liens and will be freely transferable to Buyer or its nominees, directors or other designees.

          (b) Each of the Non-U.S. Subsidiaries: (i) is a corporation or legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation and (ii) is duly licensed, authorized or qualified to transact business and is in good standing in each jurisdiction in which the nature of the properties owned or leased by it, or the business conducted by it, makes such licensing authorization or qualification necessary, except where a failure to be so duly licensed, authorized or qualified or in good standing would not have a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole.

          (c)  Except as set forth on Schedule 3.9(c), at the time of the
                                      ---------------
closing of the transfer of any of the Non-U.S. Subsidiaries Shares under this Agreement or any Subsidiary Agreement there will be no outstanding commitments or obligations, options, warrants or rights of any kind to acquire or receive any other shares of capital stock of (or other equity interests in) such Non-U.S. Subsidiaries and there will be no outstanding securities or obligations which are convertible into or exchangeable for (whether or not upon payment of any consideration) any shares of capital stock of (or other equity interests in) any of such Non-U.S. Subsidiaries.

          (d) For purposes of Article 3.9(a) and 3.9(c) all references to the Non-U.S. Subsidiaries shall exclude Wesley-Jessen (France).

          (e) All tangible personal property owned by Wesley-Jessen (France) and any replacements thereof and/or improvements thereto are in good operating condition and repair sufficient to enable Wesley-Jessen (France) to operate such personal property in the ordinary course of business in a manner consistent with past use.

     3.10 Raw Materials and Services; Absence of Interests in Suppliers or
          ----------------------------------------------------------------
Distributors.  The Business is not experiencing any interruption in the supply
------------
of raw materials or services which has had or threatens to have any material adverse effect on the Assets as they were operated during the year ended December 31, 1994, taken as a whole.

     3.11 Compliance with Laws.  To the best of Seller's knowledge, the Business
          --------------------
is being operated in all material respects in compliance with all material applicable laws, statutes, ordinances, rules, regulations, orders and policies in all jurisdictions in which the Assets are utilized, except where the failure to do so would not have a material adverse effect on the Assets as operated during the six-month period ended December 31, 1994, taken as a whole. No governmental authority or agency has served notice that Seller (with respect to the Business), the Business or the Assets were or are in violation of any law, statute, ordinance, rule, regulation or order in any jurisdiction foreign or domestic which would reasonably be expected to have a material adverse effect on the Assets as operated during the six-month period ended December 31, 1994, taken as a whole and, to the best knowledge of Seller, none of Seller (with respect to the Business), the Business or the Assets are in violation of any such law, statute, ordinance, rule, regulation, or order, which would result in any material obligation, loss or expense to Buyer with respect to any of the Assets from and after the Closing Date.

     3.12 Permits and Licenses.  Except as set forth on Schedule 3.12, to the
          --------------------                          -------------
best knowledge of Seller, all material governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing conduct of, the Business as it is conducted on the date hereof are in full force and effect (except for those permits and licenses which relate to the utilization of the Assets and the operation of the Business following the Closing which must be independently applied for by Buyer after the Closing). Seller has not received written notice from the appropriate governmental agency or authority that there are any circumstances currently existing which would lead to any loss or refusal to renew any such licenses, permits, registrations, approvals, concessions, franchises and authorizations on terms less advantageous to Seller than the terms of those licenses, permits, registrations, approvals, concessions, franchises and authorizations currently in force.

     3.13 Litigation, Claims and Proceedings.  Except as set forth on Schedule
          ----------------------------------                          --------
3.13, there are no lawsuits, actions, investigations, arbitrations, claims,
----
governmental proceedings or notices of violation, presently pending (except for those pending as to which Seller has received no notice) or to the best knowledge of Seller threatened against Seller (with respect to the Business), the Business or the Assets or by which Seller (with respect to the Business), the Business or the Assets is bound which would give rise to a Liability, except for routine lawsuits, actions, investigations, arbitrations, claims, proceedings or notices of violation in the ordinary course of business in which the amount in controversy (including any punitive or special damages) does not exceed $50,000 individually or $250,000 in the aggregate or which would not, in the aggregate, have a material effect on the Assets as operated during the six month period ended December 31, 1994, taken as a whole.

     3.14 Intellectual Property.
          ---------------------

          (a)  Schedule 3.14(a) lists all patents and registered designs (issued
               ----------------
and pending), trademarks (registered and pending), registered copyrights and licenses granted by or to Seller (with respect to the Business) included in the Assets relating to the Business (collectively, and together with the trade secrets, unregistered copyrights, tradenames, trademarks which are used but not filed and know-how of the Business which are Assets, referred to herein as the "Intellectual Property").

          (b) Except for applications pending, all of the patents, registered designs, registered copyrights and trademarks listed in Schedule 3.14(a) have
                                                        ----------------
been duly issued and all of the other Intellectual Property exists and is subsisting in the name of Seller or an affiliate of Seller. All of the pending patent applications listed on Schedule 3.14(a) have been duly filed in the
                              ----------------
United States and/or foreign country, as indicated on said Schedule. Except as set forth on Schedule 3.14(b) and except for oppositions which may have been
             ----------------
filed against pending trademarks, to the best knowledge of Seller, Seller has not received any written notice of invalidity of or infringement of any material rights of others by such Intellectual Property. Except as set forth on Schedule
                                                                        --------
3.14(b), to the best knowledge of Seller, Seller has not received any notice of
-------
any infringement by any third party with respect to the Intellectual Property.

          (c) To the best knowledge of Seller and except for transfers from Wesley-Jessen Corporation, a Delaware corporation ("Wesley-Jessen"), or any of Seller's affiliates, to Seller, all assignments to Seller or any of its affiliates of Intellectual Property have been recorded in all appropriate offices to the extent required to vest ownership thereof in Seller or its affiliates. Seller or an affiliate thereof owns the Intellectual Property free and clear of all Liens.

     3.15 Contracts.  Part I of Schedule 3.15 lists as of the date hereof all
          ---------             -------------
written contracts (other than purchase orders and standard sales or consignment contracts in the ordinary course of business), agreements, arrangements, and commitments currently in effect which are principally used in, or required for the ongoing conduct of, the Business which will be transferred to or assumed by the Buyer pursuant to this Agreement or any Subsidiary Agreement, which by their terms meet the criteria in the below specified paragraphs (copies of which have previously been made available for review by Buyer) and which are not terminable by their terms, by either party, without cost or penalty, upon ninety days, (or less) notice:

          (a) require future expenditures or receipts or other performance with respect to goods or services having a value per annum in excess of $100,000; or

          (b) create relationships with distributors, dealers, manufacturer's representatives or sales agencies; or

          (c) contain commitments of suretyship or guaranty of the obligations of third parties (except for guarantees or warranties provided by Seller in respect of the Products in the ordinary course of business in a manner consistent with past business practices); or

          (d) contain an indenture, mortgage, pledge, credit (other than on normal credit terms offered to customers in connection with the sale of the Products) or other financing commitment for the borrowing or lending of funds other than as reflected on the Unaudited Special Purpose Financial Statements; or

          (e) provide for any joint venture or partnership agreement with any other person or entity; or

          (f) create a contractual relationship with an independent third party (other than a contractual relationship with an affiliate of Seller which is cancelable at Closing) that to the best knowledge of Seller was not entered into on an arm's-length basis.

     Except as set forth on Part II of Schedule 3.15, to the best knowledge of
                                       -------------
Seller, each of the above contracts, agreements, arrangements and commitments listed in Part I of Schedule 3.15 are valid and in full force and effect and no
                    -------------
party thereto is in default of any material obligation there under or has given notice of default to any other party thereunder. Except as set forth on Part II of Schedule 3.15, Seller has not received notice that any party to such
   -------------
contracts, agreements, arrangements, commitments and leases intends to exercise any right to cancellation or termination thereunder or to exercise or not exercise any option thereunder.

     3.16 Absence of Material Adverse Change.  Except as set forth on Schedule
          ----------------------------------                          --------
3.16, since December 31, 1994, there has not been any material adverse change in
----
the Assets, taken as a whole.

     3.17 Conduct of Business.  Except as otherwise contemplated by this
          -------------------
Agreement or set forth on Schedule 3.17, Seller has not, with respect to the
                          -------------
Assets or the Business, as applicable, since December 31, 1994: (i) except as set forth on Part I of Schedule 3.15, made or entered into any contract or
                       -------------
commitment to which Buyer will be bound or liable after the Closing which would be required to be listed on such Schedule in accordance with Article 3.15; (ii) incurred any Liability, whether fixed or contingent, to which Buyer will be bound or liable after the Closing, except in the ordinary course of business in a manner consistent with past business practices; (iii) discharged or satisfied any material Lien or paid any material Liability, whether fixed or contingent, other than in the ordinary course of business and in a manner consistent with past business practices or in accordance with the terms thereof; (iv) mortgaged, pledged or subjected to Lien any of the Assets other than as described on Schedule 3.8(b); (v) incurred, assumed, guaranteed or
                           ---------------
became subject to or surety on any indebtedness or obligation relating to any lending or borrowing or any other Liability unique to or primarily with respect to the Business or the Assets to which Buyer will be bound or liable after the Closing, except liabilities and commitments incurred in the ordinary course of business in a manner consistent with past business practices; (vi) waived or released any rights of material value to unaffiliated third parties with respect to the Business; (vii) transferred, sold, granted, encumbered, assigned or terminated any material rights (other than implied rights of use in customers from the purchase of goods in the ordinary course of business) under any material concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, trade dress or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any knowhow, trade secrets, or other proprietary or trade rights which are an Asset; (viii) modified, changed, released or waived in any material respect or terminated any contract listed on Part I of Schedule 3.15 attached hereto; (ix)
                                            -------------
made any borrowing of money unique to the Assets or the Business to which Buyer will be bound or liable after the Closing; (x) sold, discounted or otherwise disposed of any accounts receivable, except in the ordinary course of business in a manner consistent with past business practices; and changed its accounting principles or policies.

     3.18 [Intentionally omitted]

     3.19 Broker's and Finder's Fees.  Except for any fee which may be owing to
          --------------------------
Merrill Lynch & Co., Inc., which served as financial advisor to Seller and its affiliates in connection with this transaction, neither Seller nor its affiliates are obligated to pay, or have retained any broker or finder or any other person who is entitled to any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by Seller or any of its affiliates in connection with the sale of the Assets.

     3.20 FDA and Related Matters.  Schedule 3.20 sets forth a list of (i) all
          -----------------------   -------------
pending or approved IDEs, 510Ks, PMAs and similar foreign applications for the products being investigated, developed, manufactured, sold or distributed by the Business, and (ii) all other official and formal filings with the FDA or applicable foreign regulatory agency, whether pending or approved, pertaining to Products or their manufacturing site(s). Except as set forth on Schedule 3.20,
                                                                 -------------
to the best of Seller's knowledge, all requirements of the Federal Food, Drug and Cosmetic Act, as amended, and all applicable regulations promulgated thereunder with respect to the filing and obtaining of approval or effectiveness of all documents specified in clauses (i) and (ii) above and the filing of all reports and data required to be filed or furnished to the FDA with respect to the matters referred to in clauses (i) and (ii) above have been complied with in all material respects.

     3.21 Labor Relations and Employees.  There is neither pending nor, to the
          -----------------------------
best knowledge of Seller, threatened, any material strike, work stoppage, union organization effort or campaign, or other material occurrence, event or condition of a similar character in which the employees of the Business are participating or have threatened to participate.

     3.22 Employee Benefit Plans; Severance Policies.  Seller has made available
          ------------------------------------------
to Buyer copies of, and Schedule 3.22 lists, all material written (i) employee
                        -------------
pension or welfare benefit plans and any trusts related thereto, (ii) bonus, incentive or deferred compensation plans or programs or similar arrangements, understandings or commitments, (iii) severance policies or arrangements and (iv) other compensation policies, agreements, arrangements or understandings, in each case that are maintained for the respective employees of W-J (other than routine administrative procedures or government-required programs) as to which Buyer would be subject to a material expense following the Closing. Such material written plans are hereinafter collectively referred to as the "Benefit Plans".

     3.23 Taxes.
          -----

          (a) As of the Closing, all material returns, declarations, reports and any other filings relating to Taxes (as defined in Article 3.23(b)) ("Returns") required by applicable law to be filed prior to the Closing by Wesley-Jessen or Seller, with respect to the Business, for all taxable periods ended or ending on or before the Closing will have been filed, and all Taxes lawfully required to be paid therefore before the Closing Date in respect of the periods covered by such Returns will have been paid. Each Return filed (or to be filed) pursuant to the preceding sentence was when filed and continues to be (or will be, when filed) true, correct and complete in all material respects.

          (b) The terms "Tax" and "Taxes" shall include all taxes, duties and assessments imposed by any country, state, department, city, or other jurisdiction (including without limitation income, excise, property, sales, use, value added, withholding and franchise taxes, levies, imports, deductions, charges, and customs duties) and all interest, additions to tax, tax repayment supplements and penalties, charges and fees thereon or in respect thereof.

     3.24 Insurance.  The Assets are insured to the extent required by
          ---------
applicable law. All of the Assets and the assets of the Non-U.S. Subsidiaries which are used in respect of the Business are insurable in accordance with normal Schering-Plough business practices. To the best of Seller's knowledge (based on Seller's knowledge of claims made in similar circumstances, i.e. in purchase transactions in which the buyer assumed liability claims covered by Seller's insurance) and based on Seller's past experience in recovering under such policies, the three product liability claims which are Liabilities set forth on Schedule 3.13 hereto
                                                    -------------
identified thereon as filed respectively by Deborah Basile, Linda Hoerner and Peter Lazazzaro are fully insured Liabilities under policies of insurance maintained by Seller or its affiliates, subject to applicable deductibles thereunder, and will continue to be so insured thereunder following Closing, which policies are, to the best knowledge of Seller, in full force and effect.

     3.25 Accuracy of Statements.  Subject to Article 5.13 and any supplemental
          ----------------------
Schedules provided pursuant to the provisions thereof, Seller's representations and warranties contained in this Article 3 will be accurate in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing except for representations and warranties that speak as of a specific date or time other than the Closing Date (which will be accurate in all material respects as of such date or time).

                                   ARTICLE 4

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
               --------------------------------------------------

     Buyer hereby represents, warrants and covenants to Seller that:

     4.1  Organization, Corporate Power, Prior Activities.  Buyer is a
          -----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby.

     4.2  Due Authorization; No Breach; Material Consents.
          -----------------------------------------------

          (a) The execution and performance by Buyer or its affiliates, as the case may be, of this Agreement and the Subsidiary Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer's Board of Directors and no further corporate action of Buyer, Buyer's shareholders or otherwise is required to be taken by Buyer in order to execute, deliver and perform its obligations hereunder or for Buyer to cause the execution, delivery and performance of its affiliates, obligations thereunder. Assuming due execution by Seller and its affiliates, as the case may be, this Agreement is and, when executed, each of the Subsidiary Agreements will be, a valid and binding obligation of Buyer or an affiliate thereof, as the case may be, enforceable against Buyer or such affiliate in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or other similar laws affecting' the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the Court before which any proceeding therefor may be brought.

          (b) Except for those violations or conflicts, the failure of which to cure will not materially and adversely affect the ability of Buyer or any affiliate of Buyer to which any of the assets of the Non-U.S. Subsidiaries or the Non-U.S. Subsidiaries Shares (if applicable) may be transferred to perform fully all obligations, covenants, agreements and commitments under this Agreement, none of the execution, delivery and performance of this Agreement, the execution, delivery and performance of the Subsidiary Agreements, the execution, delivery and performance of all other agreements and documents to be executed or delivered pursuant hereto or thereto and the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or result in any violation of or constitute a default under any provision of the Certificate of Incorporation, By-Laws or other organizational documents of Buyer or any affiliate of Buyer to which any of the assets of the Non-U.S. Subsidiaries or the Non-U.S. Subsidiaries Shares (if applicable) may be transferred;

or (ii) violate, conflict with or require any consent under any material law, order, rule, regulation, judgment or decree to or by which Buyer or such affiliate is subject or bound which violation or conflict with or would impair the ability of Buyer or such affiliate to perform in all material respects any of their respective obligations, representations, warranties, covenants, agreements and commitments contemplated by this Agreement. Except as set forth on Schedule 4.2(b) hereto, no authorization, permit, consent, waiver, order,
   ---------------
reissuance or approval of, or filing with, any public body or authority or third party is necessary for the consummation by Buyer or an affiliate of Buyer to which any of the assets of the Non-U.S. Subsidiaries or the Non-U.S. Subsidiaries Shares (if applicable) may be transferred of the transactions contemplated by this Agreement or the Subsidiary Agreements or any agreements contemplated hereby or thereby, except for authorizations, permits, consents, waivers, orders, reissuances or approvals the failure of which to obtain would not have a material adverse effect on the ability of Buyer or such affiliate to consummate the transactions contemplated by this Agreement.

     4.3  Broker's and Finder's Fees.  Except as set forth on Schedule 4.3,
          --------------------------                          ------------
Buyer is not obligated to pay, and has not retained any broker or finder or other person who is entitled to, any brokerage or finder's fee or any other commission or financial advisory fee based on agreements or undertakings made by Buyer in connection with the purchase of the Assets and the Business.

     4.4  Hart-Scott-Rodino; International Filings.  No filing or approval under
          ----------------------------------------
or other requirement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required in connection with or applicable to the consummation of the transactions contemplated by this Agreement and the Subsidiary Agreements.

                                   ARTICLE 5

                            COVENANTS AND AGREEMENTS
                            ------------------------

     Seller and Buyer hereby covenant and agree as follows:

     5.1  Conduct of Business.  Except as otherwise contemplated by this
          -------------------
Agreement or as set forth on Schedule 5.1, Seller agrees, with regard to the
                             ------------
Business and the Assets, as applicable, from the date hereof until the Closing, to: (i) maintain the Assets in good operating condition and repair consistent with prior practices, except for fire, flood or other acts of God and (ii) conduct the Business and utilize the Assets in the ordinary course of business consistent with past practices. Except as se t forth on Schedule 5.1, Seller
                                                        ------------
agrees, with regard to the Business and the Assets, as applicable, from the date hereof until the Closing not to: (i) enter into any material contract or commitment to which Buyer will be bound or liable after the Closing, except in the ordinary course of business in a manner consistent with past business practices; (ii) incur any material Liability, whether fixed or contingent to which Buyer will be bound or liable after the Closing, except in the ordinary course of business in a manner consistent with past business practices; (iii) discharge or satisfy any material Lien or pay any material Liability, whether fixed or contingent to which Buyer will be bound or liable after the Closing, other than in the ordinary course of business and in a manner consistent with past business practices or in accordance with the terms thereof; (iv) mortgage, pledge or subject to Lien any of the Assets; (v) incur, assume, guarantee or become subject to or surety on any indebtedness or obligation relating to any lending or borrowing or any other material Liability unique to or primarily with respect to the Business or the Assets to which Buyer will be bound or liable after the Closing, except liabilities and commitments incurred in the ordinary course of business in a manner consistent with past business practices; (vi) waive or release any rights of material value to unaffiliated third parties with respect to the Business; (vii) transfer, sell, grant, encumber, assign or terminate any material rights (other than implied rights of use in customers from the purchase of goods in the ordinary course of business) under any material concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, trade dress or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how, trade secrets, or other proprietary or trade rights which are an Asset; (viii) modify, change, release or waive in any material respect or terminate any contract listed on
Part I of Schedule 3.15; (ix) make any borrowing of money unique to the Assets
          -------------
or the Business to which Buyer will be bound or liable after the Closing; (x) except as set forth in Article 3.5, sell, discount or otherwise dispose of any accounts receivable, except in the ordinary course of business in a manner consistent with past business practices; (xi) change its accounting principles or policies; (xii) cause any Non-U.S. Subsidiary (other than Wesley-Jessen (France)) to distribute by dividend or to otherwise transfer to Seller or any affiliate thereof any cash or cash equivalents borrowed under any credit facility, of any kind, in contemplation of such distribution or transfer; and
(xiii) cause any Non-U.S. Subsidiary (other than Wesley-Jessen (France)) to borrow cash or cash equivalents under any credit facility, except in the ordinary course of business in a manner consistent with past business practices.

     5.2  Access to Properties and Records.
          --------------------------------

          (a) To the extent permitted by law, from and after the date hereof until the Closing, Seller will cooperate in permitting Buyer and its representatives to make a full investigation of the Business and the Assets. To the extent permitted by law, from the date hereof until the Closing, Seller will afford, during regular business hours and upon reasonable notice, Buyer and its representatives access to its offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, agreements and commitments, corporate record books and stock books and personnel to the extent they relate directly to the Business and the Assets. Seller will use reasonable efforts to furnish to Buyer and its representatives all such further information concerning the Business and the Assets as Buyer or such representatives may reasonably request or which may be required in connection with obtaining necessary consents, approvals, authorizations, transfers, permits, waivers, reissuances, or orders of (or making necessary registrations or filings with) courts, governmental agencies or bodies or other third parties which are required in connection with the purchase of the Assets provided for herein and the transactions contemplated hereby. Any information obtained through access to books and records hereunder shall be expressly subject to the confidentiality provisions of Article 12.2 hereof.

          (b) Notwithstanding anything to the contrary in this Agreement, Seller and Buyer agree that Buyer's access to competitively sensitive information regarding the Business and the Assets shall be made subject to rules and procedures to be agreed upon by outside counsel. Such rules and procedures may, depending upon the circumstances, restrict certain persons from access to the information, limit the dissemination of such information or require that dissemination of information be made by, through or in the presence of outside counsel.

          (c) Seller shall retain after the Closing such records relating to the Business and the Assets as Seller reasonably shall request of Buyer or as Seller shall be required to retain in its direct possession by any law or governmental regulation and, to the extent that such records relate to the Business or the Assets shall, if requested by Buyer, promptly provide Buyer and its representatives with copies thereof.

          (d) Buyer agrees to hold all of the books and records of the Business delivered or made available to Buyer at the Closing and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by law, unless legally required to dispose of or destroy such documents sooner. Seller and its representatives may at any time during regular business hours, upon reasonable notice, inspect and make copies of any of such records for tax or regulatory purposes or for purposes of compliance with any law or defense or prosecution of any litigation, investigation, arbitration, proceeding, notice of violation or other claims.

     5.3  Required Consents and Filings; Further Assurances.
          -------------------------------------------------

          (a) Promptly after the execution hereof, Seller and its affiliates, as necessary, and Buyer and its affiliates, as necessary, shall each use their respective reasonable commercial efforts to seek all consents, approvals, transfers, permissions, waivers, orders, reissuances or authorizations from (and make all necessary filings or registrations with) all courts, governmental agencies and bodies and other third parties which are required in connection with the consummation of the transactions contemplated by this Agreement, the Subsidiary Agreements or any agreements contemplated hereby or thereby.

          (b) At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.

          (c) If the assignment of any patent, copyright, trademark or service mark or any registration or application for the foregoing provided for herein shall be declared invalid by any governmental agency or instrumentality or by any court, or it shall be undesirable, impractical or impossible to accomplish such assignment pursuant to and in accordance with the laws or administrative procedure of any jurisdiction, then Buyer or its designee shall be deemed to have been granted an exclusive and irrevocable paid-up license in and to the use of such patent, copyright, trademark or service mark. Further, Seller will cooperate with Buyer in the maintenance of such patent, copyright, trademark or service mark, at no cost to Seller.

          (d) Each party will promptly make such filings with the appropriate European Union competition authorities and such other labor or regulatory authorities as it determines on advice of counsel are required in order to consummate the transactions contemplated by the Subsidiary Agreements.

     5.4  Employment Offers; Benefits.
          ---------------------------

          (a) Buyer will offer employment, commencing on the Closing Date, to all salaried and hourly employees employed by the Business (including all U.S. employees and employees of the Non-U.S. Subsidiaries) on the day before the Closing Date (the "Employees"), at salary or compensation levels and upon terms and conditions substantially comparable to those in effect immediately prior to Closing and with medical and pension benefits to be determined by Buyer. For the purposes of this Article 5.4, any Employee on short-term disability, vacation, leave of absence with a definite date of return or lay-off shall be considered offered employment. Except to the extent specifically provided otherwise in this Section 5.4, Buyer will assume and be responsible for all liabilities and obligations with respect to, and claims of, the Employees, whether incurred, claimed or accrued before or after the Closing, including, without limitation, all employee compensation, benefit, retirement or termination obligations and claims, it being understood that Buyer shall not assume any such liabilities or obligations of the Employees which were incurred, claimed or accrued prior to the Closing Date with respect to any such amount (i) which is covered by insurance maintained by Seller, (ii) which is funded by a trust maintained by Seller (unless trust assets have been transferred to Buyer pursuant hereto), (iii) which arises under Seller's retiree medical or life insurance plan, (iv) which arises under the incentive or stock based compensation programs maintained by Seller, or (v) which arises under a nonqualified deferred compensation plan maintained by Seller. Buyer shall give the Employees credit for service with Seller on the same basis as service with Buyer for purposes of all employee benefit plans, programs and policies in which they participate.

          (b) Buyer shall not, at any time prior to or on the Closing Date, issue any announcement or make any representation that the employment of any of the Employees will be terminated or amended to the detriment of any Employee on or after the Closing. In addition, Buyer shall not, at any time on or after the Closing Date, take any action that would cause Seller to incur any liability for a "mass layoff" or "plant closing" under the U.S. Worker Adjustment and Retraining Notification Act ("WARN") with respect to any terminations of the employment of any persons who were formerly employed by the Business, which terminations occurred before the Closing Date and did not constitute such a "mass layoff" or "plant closing" at any time prior to the Closing Date. To avoid any doubt and without limiting any right of Seller to indemnification under Article 2.2 of this Agreement, Buyer agrees that except to the extent specifically provided for in this paragraph, it shall be responsible for, shall indemnify and hold harmless Seller, Schering-Plough, and their affiliates, and their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns, from and against any amounts payable or other Losses incurred as a result of the termination of employment (whether actual or constructive) of any Employee at or after the Closing, including without limitation pursuant to WARN (whether payable to or in respect of individuals terminated before, on or after the Closing Date). Buyer shall, at its option, continue for a period of time as it deems appropriate in its own circumstances, the severance program maintained by Seller immediately prior to the Closing Date, which is set forth on Schedule 5.4 (the "Severance Program"). Seller agrees to pay (i) if clause
   ------------
(ii) below is inapplicable, as soon as reasonably practicable to Buyer as a reimbursement or (ii) if Buyer has delivered to Seller a written statement setting forth in reasonable detail the amount of any such obligation or liability, the basis and calculation thereof, and the date such obligation or liability is to be incurred at least five Business Days prior to the date such obligation or liability is incurred, on the date such obligation or liability is incurred by wire transfer of immediately available Federal Reserve funds to the account(s) of Buyer specified in such statement, any and all obligations and liabilities arising under the Severance Program (or, with respect to non-U.S.- based Employees, on the same basis and only to the same extent as provided under the Severance Program) with respect to U.S.-based Employees and up to 25 non-U.S.-based Employees terminated within the period beginning on the Closing Date and ending on December 31, 1995 (the "Severance Period"), but only to the extent that the number of such Employees, plus a number equal to 1182 less the number of full-time, non-temporary employees of the Business employed thereby as of immediately prior to the Closing Date, minus the number of individuals hired by Buyer on a full-time, non-temporary basis within the Severance Period to fill positions vacated by reason of voluntary termination since February 28, 1995 and prior to the Closing Date, does not exceed 425.

     (1) Buyer and Seller agree to cooperate in making all appropriate filings and taking all appropriate actions required to implement the provisions of this Section. As soon as practicable following the Closing, Buyer shall establish a defined benefit pension plan (the "Successor Retirement Plan") comparable to the Schering-Plough Corporation Retirement Plan, as in effect as of the Closing Date (the "Retirement Plan") which shall be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and a trust (the "Successor Trust") which is exempt under Section 501 of the Code, to which the transfer provided for below in this Section 5.4(c) shall be made. The transfer specified below shall take place as soon as practicable after Buyer has furnished Seller with a copy of the IRS determination letter and, to the extent applicable, a determination letter of the Puerto Rico tax authorities, stating that the Successor Retirement Plan qualifies under Section 401(a) of the Code and that the trust with respect to the Successor Retirement Plan qualifies under
Section 501(a) of the Code; but in no event before the 180th day after the Closing Date. Subject to the foregoing provisions of Section 5, Seller shall cause to be transferred from the Retirement Plan to the Successor Retirement Plan liabilities with respect to the Employees who are participants in the Retirement Plan as of the Closing Date and who remain employed by Buyer on January 1, 1996, and assets with respect to such liabilities equal to the accumulated benefit obligation ("ABO"), as determined under Financial Accounting Standards ("FAS") 87 and, to the extent applicable, FAS 88 as of the Closing Date, plus interest thereon at the rate of 7% per annum from the Closing Date through the date of the transfer, but no less than the minimum amount necessary to satisfy the requirements of Section 414(l) of the Code and the regulations promulgated thereunder. The ABO shall be determined in accordance with FAS 87 and, to the extent applicable, FAS 88 and shall be based on the actuarial assumptions set forth in Schedule 5.4(c)(1)
                                                         ------------------
attached hereto. The ABO shall be determined by an actuary selected by Seller.

     (2) Buyer shall cause one or more defined contribution plans sponsored by Buyer to accept rollover contributions by Employees of any amounts distributed to them from the Schering-Plough Employees, Profit-Sharing Incentive Plan, the Schering-Plough Employees, Savings Plan, and the Schering-Plough Puerto Rico Employee's Retirement Savings Plan, to the extent permitted by law. At such time that Seller declares or determines contributions to the Schering-Plough Employees, Profit-Sharing Incentive Plan and the Schering-Plough Puerto Rico Employees Retirement Savings Plan on behalf of its employees for the 1995 plan year, Seller shall contribute to such plans on behalf of each Employee an amount equal to a portion of the contribution that would have been made for each Employee with respect to such plan year based on the compensation earned as of the Closing Date and assuming for such purposes that each such Employee had otherwise satisfied all eligibility conditions for such contribution. At such time that Seller or its affiliates declare or determine cash bonuses under The Christmas/Profit-Sharing Bonus Program for Seller's employees in Puerto Rico for calendar year 1995, Seller shall pay to the Employees based in Puerto Rico a portion of the bonuses that would have been paid to such Employees for 1995 based on the compensation earned as of the Closing Date and assuming for such purposes that each such Employee had otherwise satisfied all eligibility conditions for such bonus.

     (3) All transferred Employees who would be eligible to receive Post Retirement Medical Benefits under the Schering-Plough Retirees, Medical Plan (including life insur-

     ance) (the "Retirees, Plan") if they retired as of the Closing Date shall continue to be eligible to receive benefits under the Retirees' Plan upon retirement from employment with the Buyer or any successor thereto to the extent such benefits remain available to the Seller's retirees who are similarly situated, under the same terms and conditions as applicable to Seller's retirees. If Buyer, or any successor thereto, offers a Post Retirement Medical Benefits Plan to its employees, then any benefits offered herein under the Retirees' Plan shall be secondary and the Buyer's or successor's plan shall be primary as to benefit payments.

          (c) with respect to all Benefit Plans ("Non-U.S. Plans") covering Employees not based in the United States ("Non-U.S. Employees"), the following principles shall apply. All liabilities and assets of Non-U.S. Plans covering only Non-U.S. Employees shall be transferred to Buyer as of the Closing. With respect to all other Non-U.S. Plans there shall be no transfer of assets or liabilities to Buyer unless otherwise required by law.

     5.5  Bulk Sales Law.  Buyer waives compliance by Seller with the provisions
          --------------
of any Bulk Sales Law, including without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, if and to the extent applicable to the transactions contemplated by this Agreement, and Seller shall indemnify and hold harmless Buyer from and against any cost, expense or liability resulting from such waiver by Buyer.

     5.6  Title Insurance and Surveys.
          ---------------------------

          (a) Promptly upon execution of this Agreement, Buyer shall order and update from time to time prior to the Closing (at the cost and expense of Buyer) title commitments (as amended or updated from time to time, the "Title Commitments") for the owned Facilities issued by a nationally recognized title company (the "Title Company"). Seller shall provide for the delivery of such executed and acknowledged affidavits and/or indemnification agreements as the Title Company shall reasonably require in order to omit from its title insurance policies relating to the Owned Facilities all exceptions (other than Permitted Encumbrances) for (i) judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's or an affiliates, (ii) mechanics, and materialmen's liens, and (iii) encumbrances (other than Permitted Encumbrances) first appearing in the public records after the Closing Date but prior to the date the documents transferring the Owned Facilities to Buyer are recorded. If a Title Commitment or update shall reveal one or more defects to title not included as Permitted Encumbrances (the "Unpermitted Encumbrances"), Buyer shall promptly notify Seller of such Unpermitted Encumbrances and Seller shall (i) cure such Unpermitted Encumbrances which can be cured with the payment of a commercially reasonable amount of money only ("Monetary Defects") prior to Closing and (ii) use reasonable efforts to cure the Unpermitted Encumbrances which cannot be so cured ("Non-monetary Defects") prior to Closing. If Seller is unable to cure the Non-monetary Defects prior to Closing, Buyer shall consummate the transactions contemplated by this Agreement, including, without limitation, the acquisition of the particular Owned Facility affected by the Non-monetary Defects with no adjustment to the Purchase Price, and such Non-monetary Defects shall be deemed to be Permitted Encumbrances.

          (b) Seller shall deliver to Buyer and the Title Company, copies of any maps or plats of an as-built survey of the sites of the Owned Facilities which Seller has in its possession.

     5.7  Environmental Matters.
          ---------------------

          (a) Seller agrees to respond to, or to remediate, to the extent mandated by law, Hazardous Substances discovered in, on or under the owned Facilities under the following conditions:

          (i) The concentration or amount of Hazardous Substances discovered exceed any applicable groundwater, surface water, or soil quality standard or any other applicable concentration or amount above which a response or remediation is mandated by applicable federal, state, commonwealth or local law ("Action Levels");

          (ii) Buyer provides Seller with written notice of the discovery of such Hazardous Substances (the "Remediation Notice") in excess of the Action Levels on or prior to the date that is ninety (90) days subsequent to the Closing Date;

          (iii) The Remediation Notice shall include, at a minimum, the identity of the professional or consulting firm who determined the presence of Hazardous Substances, a report from such professional or consulting firm describing in detail the investigation conducted, samples taken and laboratory analyses performed, all laboratory data from a labo ratory that is certified by the applicable federal, state or commonwealth agency to perform the analyses conducted, and a written conclusion from a qualified professional or consulting firm that the Hazardous Substances in, on or under the Owned Facilities exceed the Action Levels;

          (iv) Seller shall have the right to commission at its own cost and expense a professional or consulting firm to review the Remediation Notice and to perform its own tests to determine the concentration or amount of Hazardous Substances which Buyer contends are present in, on or under the Owned Facilities on or prior to the date which is ninety (90) days subsequent to the date Seller receives the Remediation Notice. If based on such review and/or testing Seller disagrees with one or more of the conclusions set forth in the Remediation Notice, Seller shall deliver to Buyer a notice of such disagreement (the "Remediation Response Notice") within such ninety (90) day period. The parties agree to negotiate in good faith the extent of the Hazardous Substances, if any, which may be present in, on or under the Owned Facilities. If the parties cannot reach agreement on the extent of the Hazardous Substances, if any, which may be present in, on or under the Owned Facilities within sixty (60) days of the date Buyer receives the Remediation Response Notice, then the issue shall be resolved by arbitration in accordance with the rules then in effect of the American Arbitration Association. Any arbitration pursuant to this Article 5.7(a)(iv) shall take place in New York City before a single arbitrator agreeable to both parties. If the parties cannot agree on a single arbitrator within thirty (30) days from the expiration of the sixty (60) days period described above, then the arbitration shall be conducted by three (3) arbitrators, one (1) of whom shall be selected by each party, and the third of whom shall be selected by the other two (2) arbitrators. Any determination pursuant to such arbitration shall be binding on the parties; and

     (v) The extent of the response or remediation required by Seller pursuant to this Article 5.7(a) shall not exceed the work described in Article 5.7(b) below; and

     (vi) Except to the extent mandated by federal, state, commonwealth or local law, as applicable, Buyer shall not notify, report or otherwise describe the presence of the Hazardous Substances to any federal, state or commonwealth agency or comment upon, or otherwise communicate to any governmental body with respect to, the response or remedial effort conducted or to be conducted by Seller; provided, however, that Buyer may take such action as is reasonably necessary under the circumstances to respond to an actual or threatened emergency or imminent endangerment situation arising from the presence of Hazardous Substances.

          (b) In the event that Seller is obligated to respond to or to remediate Hazardous Substances pursuant to Article 5.7(a) above, then Seller shall be obligated to perform such work as soon as reasonably practicable, but only to the extent necessary to obtain the approval of or otherwise satisfy the requirements of, the applicable federal, state, commonwealth or local agency or agencies. In determining the extent of the response or remedial effort required by Seller under this Article 5.7, Seller shall be entitled to assume, and to rely upon the fact that, the Owned Facilities will be utilized in accordance with the type and extent of use of such properties as of the Closing Date. Seller shall not be obligated to perform response or remedial work necessary for additional uses or for changes in, or expansions of, the Owned Facilities as of the Closing Date.

          (c) Following the Closing, Seller shall not unreasonably interfere with the operations of the Owned Facilities or the Leased Facility in the event Seller is obligated to respond to or remediate Hazardous Substances. Seller shall keep Buyer reasonably apprised of material facts and events with respect to Seller's response to or remediation of Hazardous Substances.

     5.8  Restrictions on Transfer of Assets.
          ----------------------------------

          (a) In the event that any of the transactions contemplated under any Subsidiary Agreement cannot be consummated at or before the Closing as a result of the failure to receive government or third party consents, approvals, authorizations or waivers required for the transfer of Non-U.S. Subsidiaries Shares or assets of Wesley-Jessen (France), as the case may be, the Non-U.S.

Subsidiaries Shares or assets of Wesley-Jessen (France) so affected shall not be sold, assigned, transferred, conveyed or delivered at the Closing, but instead shall be covered by the provisions of this Article 5.8. Any such occurrence will not relieve Buyer or Seller of its obligations to close under this Agreement nor Buyer's obligation to pay the Purchase Price.

          (b)  From and after the Closing hereunder, except as set forth in this
Article 5.8(b), (i) Seller shall cause the Non-U.S. Subsidiaries Shares or assets of Wesley-Jessen (France) which cannot be conveyed for any of the reasons described in Article 5.8(a), to be beneficially held for the Buyer at its expense, with all profits from the operations thereof being remitted thereto as soon as reasonably practicable, and (ii) subject to any constraints or limitations imposed by applicable law or regulations, Buyer or Buyer's designee (which designee shall be reasonably acceptable to Seller) shall at the cost and expense of Buyer operate, or cause to be operated, the business with respect to such Non-U.S. Subsidiaries Shares and assets of Wesley-Jessen (France) until the Non-U.S. Subsidiaries Shares or assets of Wesley-Jessen (France) can be conveyed or the expiration of a period of twenty-four (24) months (or such longer period or periods of time as the parties shall mutually agree with respect to any particular Non-U.S. Subsidiaries Shares or assets of Wesley-Jessen (France)) from the Closing hereunder, whichever first occurs. The Buyer shall indemnify and hold harmless Seller against any and all Losses incurred by Seller or its affiliates in connection with this Article 5.8, and Seller shall have no obligation to provide any funds or incur any expense in connection herewith. Buyer and Seller shall promptly use all reasonable efforts to resolve all impediments to transfer of the Non-U.S. Subsidiaries Shares or assets of Wesley-Jessen (France), and will cooperate for this purpose and, if the relevant impediment is common to both Buyer and Seller, shall share (in accordance with local custom and practice) all costs and expenses in connection therewith. Upon resolving the impediment to transfer of such Non-U.S. Subsidiaries Shares or assets of Wesley-Jessen (France), Seller and Buyer shall promptly consummate, or cause to be consummated, the transactions contemplated in any Subsidiary Agreement with respect to such Non-U.S. Subsidiaries Shares or assets of Wesley-Jessen (France). If such impediments have not been resolved on or before twenty-four (24) months (or such longer period or periods of time as the parties shall mutually agree with respect to any particular Non-U.S. Subsidiaries Shares and assets of Wesley-Jessen (France)) following the Closing hereunder, then subject to any constraints or limitations imposed by applicable law or regulations, Seller or its affiliates, as the case may be, or the appropriate Non-U.S. Subsidiary following the Closing, shall continue to hold, or cause to be held, title to such Non-U.S. Subsidiaries Shares and assets of Wesley-Jessen (France) and Buyer or Buyer's designee, as the case may be, shall cease to operate, or cause to be operated, the business with respect to such Non-U.S. Subsidiaries Shares and assets of Wesley-Jessen (France). At such time the parties shall mutually agree upon the value of the applicable Non-U.S. Subsidiaries Shares and assets of Wesley-Jessen (France) that still cannot be transferred (the "Value"). If the parties cannot mutually agree upon the Value within thirty (30) business days, then such Value shall be promptly determined by an independent third party appraiser reasonably agreeable to both Buyer and Seller. Any determination of the Value by such ap praiser shall be binding upon the parties. Buyer shall be entitled to receive from Seller within ten (10) business days of the determination thereof, the Value, which amount shall be in cash, payable in United States dollars (or in local currency if payment in United States dollars is prohibited).

          (c) Nothing in this Article 5.8, the Subsidiary Agreements or any agreements contemplated hereby or thereby shall require either party hereto to accept any conditions or make any agreements with any third party in order to obtain the approval of, or waiver of rights by, such third party as contemplated by this Article 5.8 if such party reasonably believes such conditions or agreements are materially adverse to it.

     5.9  Insurance.
          ---------

          (a) To the extent that (i) there are third-party insurance policies maintained by the Seller or its affiliates ("Seller's Policies") covering any Loss relating to the Assets, Liabilities, Products, operations and employees of the Business (all such Losses are referred to in this Article 5.9 as the "Insured Liabilities") and relating to or arising out of occurrences prior to the Closing, and (ii) Seller's Policies by their terms continue after the Closing to permit claims with respect to such Insured Liabilities ("Insured Claims") to be made relating to occurrences prior to the Closing, Seller agrees to cooperate with the Buyer and use reasonable efforts in submitting Insured Claims on behalf of the Buyer under Seller's policies with respect to such Insured Liabilities.

          (b) To the extent Seller incurs any out-of-pocket costs and expenses (including retroactive premiums under the Seller's Policies) (i) as a result of Insured Claims under the Seller's Policies by or at the request of Buyer or (ii) otherwise allocable under the Seller's Policies to the Business or the Insured Liabilities (other than premium increases not associated with an Insured Claim), Buyer will promptly upon receipt from Seller of a statement of the amount of such costs and expenses with a reasonably detailed breakdown of such costs and expenses, reimburse the Seller therefor. Seller shall cooperate in enabling and use reasonable efforts to enable Buyer to submit such Insured Claims to the Schering-Plough Risk Management and Insurance Department for processing and handling of claims with Seller's insurer.

          (c) Except for the express obligations set forth in this Article 5.9, nothing herein shall create any obligation on the part of Seller or any of its affiliates to provide any insurance coverage for any Loss of Buyer or the Business.

     5.10 Return Preparation; Tax Payments.
          --------------------------------

          (a) Seller shall be responsible for preparing and timely filing all Returns relating to the Business for taxable periods ending on or before the Closing Date. Buyer shall be responsible for preparing and timely filing all Returns relating to the Business for taxable periods ending after the Closing Date. Each party shall provide the other party with reasonable assistance, information, documentation, working papers and schedules relating to the Business reasonably requested by such other party in connection with its preparation and filing of any Return it is required to file.

          (b) With respect to each Non-U.S. Subsidiary (other than Wesley-Jessen (France)), Seller shall be responsible for the timely payment of Taxes relating to any period (or any portion thereof) ending on or before the Closing Date, and Buyer shall be responsible for the timely payment of Taxes relating to any period (or any portion thereof) beginning after the Closing Date, determined where relevant by a closing of the books on the Closing Date.

          (c) Notwithstanding any other provision herein to the contrary, Seller shall be responsible for, and shall indemnify Buyer with respect to, any Tax liability imposed as a result of Seller or any affiliate of Seller being a member of an affiliated group, under the provisions of Section 1502 of the Code and regulations promulgated thereunder (or any corresponding provisions of state, local, or foreign Tax law).

     5.11 Examinations.
          ------------

          (a) Each party shall be responsible for handling all audits and examinations of any Return which such party is responsible for preparing and filing pursuant to Article 5.10. Seller and Buyer agree to afford full and timely cooperation to one another and to their respective representa tives, if any, in any audit, administrative or judicial proceeding involving (i) any Return filed or required by this Agreement to be filed for any period, or (ii) any item or issue affecting Seller or Buyer's potential liability hereunder or to any Tax authority.

          (b) Seller shall promptly notify Buyer of any communication with any Tax authority which may affect any item of income, gain, loss, deduction of credit of Buyer or its affiliates (the "Buyer Group"). To the extent that any issue arising in any proceedings involving Tax liability could increase the liability of the Buyer Group for any Taxes, Seller shall permit Buyer to participate (at its own expense) in such proceedings, and Seller shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld, compromise or settle such issue in a manner which could increase the liability of the Buyer Group for any Taxes.

     5.12 Financing.  Buyer will use its reasonable best efforts to obtain the
          ---------
purchase price financing needed to effect the transaction contemplated by this Agreement and the Subsidiary Agreements (the "Financing") on commercially reasonable terms and to deliver to Seller as soon as reasonably practicable, but in no case later than June 2, 1995, after the date hereof executed customary commitment letters and letters setting forth the equity commitment required under the aforementioned commitment letters from responsible financial institutions for the Financing reasonably satisfactory to Seller (collectively, the "Financing Documentation"). In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Buyer will use its reasonable best efforts to obtain alternative financing from other sources on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable. Buyer shall use its reasonable best efforts to (i) satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained (the "Financing Agreements") which are conditions to closing all transactions constituting the Financing and to drawing down the cash proceeds thereunder;
(ii) defend all lawsuits or other legal proceedings challenging the Financing Agreements or the consummations of the transactions contemplated thereby; and
(iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby. Notwithstanding the foregoing, Buyer shall not be required to pay costs and expenses in connection with arranging the Financing materially in excess of the costs and expenses contemplated by the Financing Documen tation or agree to financing terms that differ in a manner materially adverse to Buyer or any of its affiliates from those contemplated by the Financing Documentation.

     5.13 Schedule Supplements.  Seller may, prior to the Closing Date, by
          --------------------
written notice to Buyer, supplement any Schedule to reflect any change or event that occurs after the date of this Agreement or to otherwise correct or amend any such Schedule. No such supplemental Schedules shall be deemed to cure any breach of any of Seller's representations or warranties for purposes of the first sentence of Article 8(a) with respect to representations and warranties made as of the date hereof, but, if the Closing occurs, from and after the Closing, any such supplemental Schedule will be effective to cure and correct any breach of any such representation or warranty for all purposes (including without limitation Article 2 hereof) which would have existed by reason of Seller not having made such supplement.

     5.14 Collection of Receivables.  During the period from the Closing Date
          -------------------------
through and including the Audit Date, Buyer shall use all commercially reasonable means to collect cash from customers on accounts receivable that relate to product shipments that occurred on or prior to the Closing Date.

     5.15 Transitional Assistance.  Prior to Closing, Seller and Buyer shall
          -----------------------
negotiate in good faith a transitional services agreement (the "Transitional Services Agreement") for the post-Closing provision of services by Seller and its affiliates in connection with the post-Closing conduct of the Business by Buyer and its affiliates, which services shall include provision of the services (at the rates indicated) set forth on Schedule 5.15 hereto and which services
                                      -------------
shall be provided at a reasonable cost mutually agreed upon by Seller and Buyer and shall not be free.

     5.16 Resale Certificate.  Buyer shall execute and deliver to Seller on or
          ------------------
before the Closing a resale certificate relating to the payment of sales tax under Illinois law and satisfactory for Seller's purposes thereunder or shall pay to Seller at Closing or as soon as such sales tax can be calculated any such sales tax imposed on Seller thereunder in connection with the transactions contemplated by this Agreement and the Subsidiary Agreements.

     5.17 Guaranties.  Buyer shall use its reasonable best efforts to cause
          ----------
itself or one or more of its subsidiaries to be substituted as of the Closing or as soon as reasonably practicable thereafter, but in any event not later than as of that date which is six months after the Closing Date (the "Guarantee Date"), in all respects for Seller or any affiliate thereof in respect of all obligations of Seller and any affiliate thereof under each of the guaranties, letters of credit and letters of comfort obtained by Seller or any of its affiliates for the benefit of Wesley-Jessen S.p.A. with respect to any obligation or liability thereof for borrowed money (the "Guaranties"). If Buyer is unable to effect such a substitution with respect to any Guaranty as of the Guarantee Date and after using its reasonable best efforts to do so, Buyer shall thereafter use its reasonable best efforts to take all actions and do all things necessary, as soon as reasonably practicable, to cause Seller or its appropriate affiliates to be released from or to have the right to terminate, in each case without penalty to Seller or such affiliates, all Guaranties, including without limitation Buyer pre-paying or causing the prepayments of the obligations the subject of such Guaranties. Notwithstanding any provision to the contrary in this Agreement, Buyer shall indemnify and hold harmless Seller and Schering-Plough and their affiliates, and the respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns of each of the foregoing, from and against any and all Losses incurred thereby under the Guaranties.

     5.18 Intercompany Accounts.  Effective as of the Closing, all intercompany
          ---------------------
receivables, payables, loans and investments then existing between Seller or any affiliate thereof, on the one hand, and the Non-U.S. Subsidiaries (other than Wesley-Jessen (France)), on the other hand, shall be set tled, cancelled, terminated or otherwise not in effect. Seller shall indemnify and hold harmless Buyer and its affiliates, and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns, from and against any and all Taxes actually incurred or payable thereby solely as a result of the consummation of any intercompany transfer in accordance with this Article 5.18.

     5.19 Employee Matters.  Seller and Buyer hereby agree that, promptly
          ----------------
following the date hereof, they will engage in good faith discussions with each other with a view to agreeing on a plan of work force reduction for the Business and creating a mutually agreeable list of employees employed by the Business to whom notice of termination shall be given by Seller in accordance with the following sentence. Seller agrees to give notice of termination in compliance with all applicable laws, including without limitation WARN, to the employees set forth on the list mutually agreed upon by Seller and Buyer pursuant to the previous sentence as soon as reasonably practicable after agreement thereon.

                                   ARTICLE 6

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
             -----------------------------------------------------

     (a) If this Agreement is terminated pursuant to Article 9 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of Articles 3.19, 4.3, 12.2, 14 and 15.6, and neither Buyer nor Seller (nor their respective affiliates, stockholders, partners, directors, officers, employees, attorneys in fact or other representatives) shall have any liability in respect of such termination (except for any liability resulting from a breach of Articles 3.19, 4.3, 12.2, 14 or 15.6); provided, however, that if termination is as a result of the failure by the other party hereto to fulfill any undertaking or commitment provided for herein, only the party duly terminating this Agreement (and its affiliates, stockholders, partners, directors, officers, employees, attorneys in fact or other representatives) will have no such liability. Promptly following termination of this Agreement, each party shall return to the other all confidential documents and shall not use any confidential information received from it in connection with the contemplated transaction.
     (b) The representations and warranties made by Seller contained in Article 3 of this Agreement shall survive the Closing and the transactions contemplated thereby until 5:00 p.m. EST (or DST, as the case may be) on the date which is nine (9) months after the Closing Date (the "Indemnification Deadline"), provided that the representations and warranties in Articles 3.8(b), 3.9(a), 3.9(c), 3.19 and 3.23 and in the last sentence of Article 3.24 hereof shall survive until the expiration of the relevant statute of limitations applicable thereto. All covenants and agreements of Seller contained in this Agreement (which terms do not include representations and warranties) shall survive the Closing and the transactions contemplated thereby, except as expressly provided and for the time periods set forth therein.

     (c) The representations and warranties made by Buyer contained in Article 4 of this Agreement shall survive the Closing and the transactions contemplated thereby until the Indemnification Deadline. All covenants and agreements of Buyer contained in this Agreement (which terms do not include representations and warranties) shall survive the Closing and the transactions contemplated thereby, except as expressly provided and for the time periods set forth therein.

                                  ARTICLE 7

                         SELLER'S CONDITIONS OF CLOSING
                         ------------------------------

     The obligations of Seller to consummate the transactions contemplated by this Agreement, unless waived by Seller, are subject to the fulfillment on or before the Closing of each of the following conditions:

          (a) Buyer shall have complied in all material respects with all of its covenants and agreements contained herein to be performed at or prior to the Closing, and all of the representations and warranties of Buyer contained in
Article 4 herein shall have been accurate in all material respects when made. All such representations and warranties of Buyer contained herein shall be accurate in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be accurate in all material respects as of such date or time);

     (b) Seller shall have received a certificate of Buyer dated as of the Closing Date and in form and substance satisfactory to Seller, signed by an appropriate officer of Buyer, certifying that the conditions set forth in paragraph (a) have been fulfilled and including one certified copy of the resolutions of Buyer's Board of Directors evidencing the authorizations set forth in Article 4.2 hereof;

     (c) Seller shall have received the payment required to be made at the Closing pursuant to Article 1.4(a);

     (d) Seller shall have received such instruments of assignment and assumption as Seller may reasonably request to evidence Buyer's assumption of the Liabilities and the contractual obligations comprising part of the Assets;

     (e) Buyer shall have executed and delivered to Seller the Transitional Services Agreement;

     (f) No injunction or restraining order or other order shall be in effect forbidding or enjoining transfer of the Assets;

     (g) No statute, rule or regulation shall have been enacted by any U.S. government or governmental entity or agency making it illegal to transfer the Assets.

     (h) Buyer shall have executed and delivered to Seller a resale certificate relating to the payment of sales tax under Illinois law and satisfactory for Seller's purposes thereunder.

                                   ARTICLE 8

                         BUYER'S CONDITIONS OF CLOSING
                         -----------------------------

     The obligations of Buyer to consummate the transactions contemplated by this Agreement, unless waived by Buyer, are subject to the fulfillment on or before the Closing of each of the following conditions:

     (a) Seller shall each have complied in all material respects with all of its covenants and agreements contained herein to be performed at or prior to the Closing, and all of Seller's representations and warranties contained in Article 3 shall have been accurate in all material respects when made. All such representations and warranties of Seller contained herein shall be accurate in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be accurate in all material respects as of such date or time);

     (b) Buyer shall have received a certificate of Seller, dated as of the Closing Date and in form and substance satisfactory to Buyer, signed by an appropriate officer of Seller, certifying that the conditions set forth in paragraph (a) have been fulfilled and including one certified copy of the resolutions of Seller's Board of Directors evidencing the authorizations set forth in Article 3.2 hereof;

     (c) Seller shall have executed and delivered to Buyer the Transitional Services Agreement;

     (d) No injunction or restraining order or other order shall be in effect forbidding or enjoining transfer of the Assets;

     (e) No statute, rule or regulation shall have been enacted by any U.S. government or governmental entity or agency making it illegal to transfer the Assets;

     (f) No material adverse change shall have occurred in the Assets to be delivered at the Closing, provided that no action taken to comply with Article 5.1(xii), contemplated by Article 5.18 or set forth on Schedule 5.1 hereto shall
                                                       ------------
constitute a material adverse change for purposes of this clause (f);

     (g) Seller shall have satisfied its obligations pursuant to Article S.4(c);

     (h) Seller, where appropriate, shall have delivered or caused to be delivered to Buyer:

          (i)   the title deeds to each of the Owned Properties;

          (ii) bills of sale, assignments, deeds and other instruments of conveyance (except that such documents relating to the transfer of any assets of Non-U.S. Subsidiaries shall be in accordance with the applicable Subsidiary Agreement and local law); and

          (iii) subject to the express terms of this Agreement, such assignments of trademarks and patents and other intellectual property and such other assignments as Buyer may reasonably require to vest in Buyer Sellers, rights, titles, and interests in the Assets and permit Buyer to enter into and take possession of the Business and such Assets.

     (i) Buyer shall have obtained financing proceeds on terms substantially consistent with the terms contemplated by the Financing Documentation or otherwise reasonably acceptable to Buyer; provided that this condition shall be deemed to have been satisfied if Buyer shall not have complied with its covenant under Article 5.12.

                                   ARTICLE 9

                                  TERMINATION
                                  -----------

     Anything herein to the contrary notwithstanding, this Agreement, the Subsidiary Agreements and the agreements ancillary hereto and thereto may be terminated and the transactions contemplated hereby and thereby abandoned at any time prior to the Closing:

     (a)  By mutual consent of Seller and Buyer;

     (b) By Seller at any time after June 28, 1995, if any one or more of the conditions set forth in Article 7 has not been fulfilled or waived as of such date;

     (c) By Seller at any time after June 2, 1995 unless Buyer has delivered the Financing Documentation to Seller prior to Seller's termination of this Agreement pursuant to this clause (c); or

     (d) By Buyer at any time after June 28, 1995, if any one or more of the conditions set forth in Article 8 has not been fulfilled or waived as of the Closing Date.

                                   ARTICLE 10

                                    CLOSING
                                    -------

     Except as otherwise specifically provided for in this Agreement, and provided that all conditions set forth in Articles 7 and 8 shall then be satisfied or waived, the Closing of the transactions contemplated by this Agreement shall take place on or before June 28, 1995 and at the office of Seller, 2000 Galloping Hill Road, Kenilworth, New Jersey 07033. If the Closing cannot take place on or before such date, then the Closing shall occur on the second business day following the satisfaction or waiver by the appropriate party or parties of the conditions set forth in Articles 7 and 8 hereof or at such other time and place as Buyer and Seller shall mutually agree in writing

(the time that the closing hereunder shall take place being referred to herein as the "Closing" and such dat e being referred to herein as the "Closing Date"). All transactions at the Closing under this Agreement shall be deemed to have occurred simultaneously. Notwithstanding the foregoing, the Closing of the transfers of any of the Non-U.S. Subsidiary Shares and the assets of Wesley-Jessen (France) shall take place at the Closing or, if at that time, the transfer is still subject to the condition precedent of an authorization, permit, consent, waiver, order, reissuance or approval of, or filing with, any Non-U.S. public body or authority or any third party to any written contract, agreement, arrangement, commitment or personal property lease listed or described on Part I of Schedule 3.15, then the Closing of such affected Non-U.S.
                       -------------
Subsidiary Shares or assets of Wesley-Jessen (France), shall take place as soon as practically possible on or after the Closing and for purposes of this Agreement those transactions shall also be deemed to have occurred simultaneously with the Closing and the Closing Date. At the Closing, Buyer and Seller shall deliver, or cause to be delivered, such certificates, receipts or other documents or instruments as are specifically provided for in this Agreement. Risk in and title to the Assets shall pass to Buyer at Closing.

                                   ARTICLE 11

                               UNAUTHORIZED TRADE
                               ------------------

     11.1 Restrictions Against Unauthorized Trade.  For a period of three (3)
          ---------------------------------------
years from and after the Closing, Seller and its affiliates shall not, directly or indirectly, engage anywhere in the world in the design, manufacture, sale, supply, trade, distribution or marketing of contact lenses and any products similar to those listed on Part II of Schedule 1.2(a)(ix), provided that this
                                      -------------------
restriction shall not prevent Seller from acquiring, being acquired by or otherwise combining with any corporation, joint venture, partnership or other entity engaged in any of the foregoing actions so long as such actions relating to contact lenses do not account for a majority of such corporation's, joint ventures, partnership's or entity's annual revenues or a majority of the book value of its assets (and do not account for $30 million or more of such corporation's, joint ventures, partnership's or entity's annual revenues or book value of its assets in the case of an acquisition thereof by Seller), provided further that this restriction shall not prevent Seller from acquiring any corporation, joint venture, partnership or other entity engaged in any of the foregoing actions, regardless of the limitations set forth in the preceding proviso, so long as Seller shall use its reasonable best efforts to cause such corporation, joint venture, partnership or entity to divest that portion of its business engaged in such actions on commercially reasonable terms as soon as practicable after and within a year following such acquisition. The provisions of this Article 11.1 also shall not apply to the Excluded Assets and the Excluded Liabilities or to the matters set forth in Article 11.2.

     11.2 Use of Names, Intellectual Property, etc.  From and after the Closing
          -----------------------------------------
Seller will not use any of the rights to names, trademarks, service marks, trade names, copyrights, trade secrets or patents or any other intellectual property which are part of the Assets to be transferred to Buyer pursuant to this Agreement or any other agreement contemplated hereby except to the extent that an independent third party could use the same without prior license from Buyer or any of its affiliates or use any which are confusingly similar to the foregoing. Immediately following the Closing, Seller shall cause Wesley-Jessen to take such action and to make such filings as necessary to change its name so as not to include any name that is part of the Assets.

                                   ARTICLE 12

                           PUBLICITY; CONFIDENTIALITY
                           --------------------------

     12.1 Publicity.  Seller and Buyer agree that no publicity, release or
          ---------
announcement concerning the execution of this Agreement, any of the provisions of this Agreement, the Subsidiary Agreements or the transactions contemplated hereby or thereby shall be issued without the advance approval of the form and content of same by Seller and Buyer; provided, however, that such consent shall not be unreasonably withheld and that no such consent shall be required when such disclosure is required by applicable law as determined in good faith by the disclosing party's counsel.

     12.2 Confidentiality.  Whether or not the transactions contemplated hereby
          ---------------
are consummated, each of Buyer and Seller, for a period of five years following the Closing Date agree (and agree to use all reasonable efforts to cause their respective affiliates) to refrain from using in any manner and to keep confidential in the same manner as it protects the confidentiality of similar information and data of its own, any and all confidential information and confidential data concerning the business and affairs of the other party hereto or its affiliates which it has received as a result of this Agreement or any investigation made in connection herewith, except to the extent that such party can demonstrate that the information and/or data (i) is generally available to companies that engage in businesses similar to the Business through no act or failure to act of the disclosing party, (ii) was already known to it on a non-confidential basis on the date of receipt or (iii) is subsequently disclosed to it on a nonconfidential basis by a third party which, to the disclosing party's best knowledge, does not have a confidential relationship with said other party with respect to such information. Notwithstanding the foregoing, Buyer and Seller (and their respective affiliates) shall be free to disclose any such confidential information or data to the extent and only to the extent (x) required by applicable law, (y) required by a government in a duly authorized investigation or (z) during the course of or in connection with any litigation, arbitration or other proceeding or other legally required filing (including with respect to taxes or regulatory compliance). Prior to any disclosure by either Buyer or Seller pursuant to the preceding sentence, such party shall be required to give reasonable prior notice to the other party of such intended disclosure and, if requested by the other party in a reasonably sufficient time to take action, to use its best reasonable efforts to obtain a protective order or similar protection for the other party.

                                   ARTICLE 13

                                    NOTICES
                                    -------

     (a) Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand delivered or sent (i) postage prepaid by registered or certified mail, return receipt requested or (ii) by Federal Express or another recognized overnight courier service (fee prepaid), or (iii) by facsimile transmission, to the respective parties as set forth below, or to such other address as a party may notify the other of in writing:

          if to Seller, to:

               Schering Corporation
               2000 Galloping Hill Road
               Kenilworth, New Jersey 07033
               Attention: President
               Telecopy Number: (908) 298-5379

          copy to:

               Schering-Plough Corporation
               One Giralda Farms
               Madison, New Jersey 07940
               Attention: General Counsel
               Telecopy Number: (201) 822-1960

          if to Buyer, to:

               WJ Acquisition Corp.
               c/o Bain Capital, Inc.
               Two Copley Place
               Boston, MA 02166
               Attention: President
               Telecopy Number: (617) 572-3274

          copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL 60601
               Attention:  Karl E. Lutz, P.C.
                           Jeffrey C. Hammes

     (b) A notice or communication permitted or required hereunder shall be deemed to have been served either (i) if hand delivered, at the time of delivery, (ii) if sent by post as aforesaid, on the date of receipt, as evidenced by proper postal documentation, (iii) if by Federal Express or other recognized overnight courier service, on the business day after the date the notice was properly delivered to such courier, or (iv) if via facsimile transmission, at the time of receipt, with oral or written confirmation of receipt duly noted.

                                   ARTICLE 14

                            EXPENSES OF THE PARTIES
                            -----------------------

     Regardless of whether or not the transactions contemplated hereby are consummated, each of Buyer and Seller (and their respective affiliates) shall pay their own expenses (including, without limitation, the fees, disbursements and expenses of their attorneys, accountants and investment advisors) in connection with the negotiation, preparation and execution of this Agreement and the Subsidiary Agreements. All expenses incurred in connection with the transfer of Assets and the con summation of the transactions contemplated hereby (including without limitation patent, trademark, registered copyright and FDA and foreign transfer or filing fees, value added tax, stamp duties and sales, use and other similar transfer taxes and costs ("Transfer Taxes")) shall be borne by the Buyer other than Transfer Taxes incurred as a result of and solely attributable to the transfer of the assets of Wesley-Jessen (France) pursuant hereto and pursuant to the respective Subsidiary Agreement which would not otherwise have been incurred had the capital stock of Wesley-Jessen (France) been transferred to Buyer or an affiliate thereof in the alternative. For the transfer of regulatory approvals, patents, trademarks, registered copyrights and applications therefor in accordance with this agreement, Seller agrees to prepare, execute and notarize a global assignment of all such regulatory approvals, patent, registered copyrights and trademark rights to Buyer. Any additional documents necessary to transfer or record transfer of these rights will be prepared by Buyer. Seller agrees to execute and, if necessary, notarize such additional documents. Seller shall reasonably cooperate with Buyer, at Buyer's cost and expense, to effect any further legalization of the global assignment or additional documents, which further legalization shall be the responsibility of Buyer. Buyer shall otherwise be responsible for preparing all assignment documents for recording transfers of any Intellectual Property that is an Asset to Buyer.

                                   ARTICLE 15

                                 MISCELLANEOUS
                                 -------------

     15.1 Binding Effect; Assignment.  This Agreement shall be binding upon, and
          --------------------------
inure to the benefit of, Buyer and Seller and their respective successors, legal representatives and assigns as permitted in accordance with this Article 15.1. Except as expressly provided with respect to rights of indemnification under
Article 2 and with respect to the rights of Employees under Article 5.4, nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. Prior to the Closing hereunder, no assignment of this Agreement or of any rights or obligations hereunder may be made by Seller (by operation of law or otherwise), other than to a wholly-owned subsidiary of Seller, without the prior written consent of Buyer, provided that no such assignment shall relieve Seller of its obligations hereunder. Prior to the Closing hereunder, Buyer may not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise), other than to a wholly-owned subsidiary of Buyer and other than an assignment of Buyer's rights hereunder as collateral to secure the Financing, without the written consent of Seller, provided that any such assignment by Buyer will not relieve Buyer of its obligations hereunder. Following the Closing, each party hereto may assign its rights hereunder without the consent of the other party hereto, except that in no event may Seller or Buyer assign any of its rights or obligations under any of Article 2, Article 5.4, Article 5.5 or Article 12 to any party (other than to a purchaser of all or substantially all of the assets of the assigning party or to an affiliate of the assigning party which is controlled by such party, which assignment shall remain effective only for so long as the assigning party retains such control) without the prior written consent of Seller or Buyer, as the case may be, which consent shall not be unreasonably withheld. Any attempted assignment without the required consent shall be void.

     15.2 Exhibits and Schedules.
          ----------------------

          (a) All Exhibits and Schedules attached hereto and the documents and agreements referred to herein to be delivered and the acts to be performed at or subsequent to the Closing ("Items") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such Items shall be deemed to refer to and include all of said Items.

          (b) Disclosure of any fact or item in any Schedule attached hereto referenced by a particular Article hereof, shall, should the existence of the fact or item or its contents be relevant to any other Schedule attached hereto or any other Article hereof, be deemed to be disclosed with respect to that other Schedule or Article whether or not an explicit cross-reference appears.

     15.3 Counterparts.  This Agreement and any amendments hereto may be
          ------------
executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In pleading or proving any provision of this Agreement it shall not be necessary to produce more than one counterpart.

     15.4 Article Headings; Monetary Thresholds.  The Article headings contained
          -------------------------------------
in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement. Except as it specifically relates to the implementation of the specified thresholds for the purposes set forth in Article 2, no references to monetary amounts set forth in this Agreement shall be deemed to represent agreement of the parties as to any standard or definition of materiality.

     15.5 Waiver.  The failure of any party at any time or times to enforce or
          ------
require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty contained in this Agreement.

     15.6 Governing Law and Forum.  This Agreement, all Items and any agreements
          -----------------------
contemplated hereby and thereby (unless otherwise expressly provided herein or therein) shall be governed by and construed in all respects under the laws of the State of New Jersey, without reference to its conflict of laws rules or principles. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement, all Items and any agreements contemplated hereby or thereby (unless expressly provided herein or therein) shall be brought and prosecuted in a federal district court or state court located in the United States of America which has jurisdiction over the subject matter of the action; provided, however, that any action (i) which relates solely to a claim regarding title or any Lien or (ii) is to enforce or arises out of Article 11 hereof may be brought in the appropriate court of local jurisdiction. In addition, an action may also be brought in the appropriate court of local jurisdiction if the federal district courts or state courts sitting in the United States of America do not accept jurisdiction upon first application. In any action relating to this Agreement, all Items and any agreements contemplated hereby and thereby, the parties consent to (i) the service of process by registered mail, return receipt requested, or by any other manner provided by New Jersey or federal law and (ii) the personal jurisdiction of, and venue in, the federal district courts and state courts sitting in the State of New Jersey and the Federal District encompassing Newark, New Jersey, and waive any objection to personal jurisdiction or venue in the State of New Jersey or the Federal District encompassing Newark, New Jersey. The parties hereto agree that they have had substantial contacts with the State of New Jersey and the Federal District encompassing Newark, New Jersey in connection with the negotiation and execution of this Agreement.

     15.7 Amendment and Modification.  No amendment or modification of this
          --------------------------
Agreement will be binding upon a party unless signed in writing by an authorized representative of such party.

     15.8 Entire Agreement.  This Agreement, the Subsidiary Agreements, all
          ----------------
Items and all other agreements, documents and certificates referred to herein or therein and delivered hereunder or thereunder, constitute the entire understanding of the parties hereto concerning the sale and purchase of the Business and the Assets and the assumption of the Liabilities and cancel and supersede all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. Any reference in any Subsidiary Agreement to the mutual agreement of the parties shall be determined expressly in accordance with the principles, agreements, conditions and other terms of this Agreement. To the extent of any inconsistency between the provisions of this Agreement and those of the individual Subsidiary Agreements, the provisions of this Agreement shall control. It is understood that the Purchase Price herein is inclusive of the purchase prices under the Subsidiary Agreements, and due credit under such Subsidiary Agreements shall be given therefor.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year above written.


                                        SCHERING CORPORATION


                                        By:  Hugh A. D'Andrade
                                           -----------------------------------
                                        Title: Exective Vice President
                                              --------------------------------


                                        WJ ACQUISITION CORP.


                                        By: Adam Kirsch
                                           -----------------------------------
                                        Name: Adam Kirsch
                                             ---------------------------------
                                        Title: President
                                              --------------------------------